SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934, as amended (Amendment No.      )

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[   ]       Definitive Proxy Statement

[   ]       Definitive Additional Materials

[   ]       Soliciting Material under § 240.14a-12

ALASKA AIR GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]       No fee required

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[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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P.O. Box 68947
Seattle, Washington 98168

April 14, 2003

Dear Stockholder:

We cordially invite you to attend our 2003 Annual Meeting of Stockholders. The meeting will be held at 2 p.m. on May 20, 2003, in the William M. Allen Theater at The Museum of Flight in Seattle.

We encourage you to participate at this meeting, but whether or not you plan to attend, please complete and submit your proxy as soon as possible. You can vote over the Internet, by telephone or by mail. Your opinion and your vote are important to us regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person if you attend the meeting, but it will ensure that your vote is counted if you are unable to attend.

Recently, I announced my intention to retire in May after nearly 27 years with the Company. At the conclusion of the annual meeting, Bill Ayer will take over as Chairman and Chief Executive Officer of Alaska Air Group. I can think of no person better qualified to lead the Company forward, and I have every confidence that I am leaving the Company in good hands.

We look forward to visiting with you at the meeting and addressing your questions and comments.

Sincerely,

/s/ JOHN F. KELLY

John F. Kelly Chairman and Chief Executive Officer

TABLE OF CONTENTS

Notice of Annual Meeting of Stockholders	4
Annual Meeting Information	5
Proposal 1: Election of Directors	11
Nominees for Election to Terms Expiring in 2006	11
Continuing Directors Whose Terms Expire in 2004	12
Continuing Directors Whose Terms Expire in 2005	13
Corporate Governance	14
Structure of the Board of Directors	14
Board and Committee Independence	16
Executive Sessions and Lead Director	17
Director Compensation	17
Certain Relationships and Related Transactions	18
Section 16(a) Beneficial Ownership Reporting Compliance	18
Independent Auditors	18
Audit Committee Report	21
Security Ownership of Certain Beneficial Owners and Management	22
Executive Compensation	24
Compensation Committee Report on Executive Compensation	24
Performance Graph	28
Summary Compensation Table	29
Option Grants in 2002	30
Aggregated Option Exercises in 2002 and Year-End Option Values	31
Retirement Benefits	31
Change-in-Control Arrangements	33
Equity Compensation Plan Information	34
Proposal 2: Board Proposal to Amend the Certificate of Incorporation	36
Proposal 3: Stockholder Proposal on Simple-Majority Vote	39
Proposal 4: Stockholder Proposal on Selling the Company	41
Proposal 5: Stockholder Proposal on Annual Election of Each Director	43
Proposal 6: Stockholder Proposal on Stockholder Rights Plans	46
Proposal 7: Stockholder Proposal on an Independent Board Chairman	48
Proposal 8: Stockholder Proposal on Expensing Stock Options	50
Proposal 9: Stockholder Proposal on Reporting Employee Stock Ownership	53
Other Matters to Come Before the Meeting	56
Submission of Proposals for Next Annual Meeting	60
Appendix A: Audit Committee Charter	61
Appendix B: Compensation Committee Charter	65
Appendix C: Governance and Nominating Committee Charter	69

Alaska Air Group, Inc.
P.O. Box 68947
Seattle, Washington 98168

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2003 Annual Meeting of Stockholders of Alaska Air Group, Inc. will be held in the William M. Allen Theater at The Museum of Flight in Seattle, 9404 E. Marginal Way South, Seattle, Washington at 2 p.m. on May 20, 2003, for the following purposes:

1.	To elect three directors for three-year terms.

2.	To vote on a Board proposal to amend the Certificate of Incorporation to eliminate the special super-majority voting requirement.

3.	To vote on a stockholder proposal, if properly presented at the meeting, on simple-majority vote.

4.	To vote on a stockholder proposal, if properly presented at the meeting, on selling the Company.

5.	To vote on a stockholder proposal, if properly presented at the meeting, on annual election of each director.

6.	To vote on a stockholder proposal, if properly presented at the meeting, on stockholder rights plans.

7.	To vote on a stockholder proposal, if properly presented at the meeting, on an independent Board chairman.

8.	To vote on a stockholder proposal, if properly presented at the meeting, on expensing stock options.

9.	To vote on a stockholder proposal, if properly presented at the meeting, on reporting employee stock ownership.

10.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders owning Company common stock at the close of business on March 21, 2003 are entitled to vote.

By Order of the Board of Directors,

/s/ KEITH LOVELESS

Keith Loveless General Counsel & Corporate Secretary

April 14, 2003

ANNUAL MEETING INFORMATION

The Board of Directors of Alaska Air Group, Inc. (“AAG” or the “Company”) is soliciting proxies for this year’s Annual Meeting of Stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Board set March 21, 2003, as the record date for the meeting. Stockholders who owned Company common stock on that date are entitled to vote at the meeting, with each share entitled to one vote. There were 26,605,733 shares of Company common stock outstanding on the record date.

Annual meeting materials, which include this proxy statement, a proxy card or voting instruction form, and the 2002 Annual Report, were mailed to stockholders and made available via the Internet on or about April 14, 2003. The Company’s Annual Report on Form 10-K for the year ended December 31, 2002 is included in the 2002 Annual Report. It was filed with the Securities and Exchange Commission (“SEC”) and is available on the Company’s website at www.alaskaair.com.

QUESTIONS AND ANSWERS

Why am I receiving this annual meeting information and proxy?

You are receiving this annual meeting information and proxy from us because you owned shares of common stock in Alaska Air Group as of the record date for the annual meeting. This proxy statement describes issues on which we would like you to vote and provides you with other important information so that you can make informed decisions.

You may own shares of Alaska Air Group common stock in several different ways. If you have one or more stock certificates in your possession, you also have a stockholder account with our transfer agent, EquiServe Trust Company, N.A., which makes you a stockholder of record. If you hold your shares in a brokerage account, you are a beneficial owner, not a stockholder of record. Employees of the Company may have shares of stock in one or more of the Company’s 401(k) retirement plans or employee stock purchase plans.

When you sign and mail the proxy card or submit your proxy by telephone or the Internet, you appoint John F. Kelly and Keith Loveless as your representatives at the meeting. Mr. Kelly and Mr. Loveless will vote your shares at the meeting as you have instructed on your proxy. This way, your shares will be voted even if you cannot attend the meeting.

If an issue that is not on the proxy card comes up for vote at the meeting, Mr. Kelly and Mr. Loveless will vote the shares for which they hold proxies in accordance with their best judgment.

What am I voting on?

You are being asked to vote on the election of three directors, a proposal to amend the Company’s Certificate of Incorporation to remove the super-majority voting provision, and seven stockholder proposals.

How does the Board of Directors recommend I vote on each of the proposals?

•	FOR the Board’s director nominees,

•	FOR the proposal to amend the Certificate of Incorporation, and

•	AGAINST the other proposals.

How do I cast my vote?

You may vote on the Internet.

You may vote via the Internet regardless of whether you receive your annual meeting materials through the mail or via the Internet. Instructions for doing so were provided with your proxy statement. If you vote on the Internet, please do not mail in your proxy card.

You may vote by phone.

Instructions for voting by phone were provided with your proxy statement. If you vote by telephone, please do not mail in your proxy card.

You may vote by mail.

Simply sign and date the proxy card or voting instruction form received with this proxy statement and mail it in the enclosed, prepaid and addressed envelope. If you mark your choices on the card or voting instruction form, your shares will be voted as you instruct.

If you return a signed card but do not mark your choices, your shares will be voted in accordance with the recommendations of the Board of Directors, shown above.

You may vote in person at the meeting.

We will pass out a ballot to anyone who requests one at the meeting. If you hold your shares through a broker, you must bring a legal proxy in order to vote at the meeting. You may request a legal proxy from your stockbroker or at the Internet voting site to which your voting materials direct you.

EquiServe’s Internet and telephone voting facilities for stockholders of record and 401(k) plan participants will be available 24 hours a day, and will close at 11:59 p.m. Eastern Time on May 19, 2003. However, to allow sufficient time for voting by the trustee, voting instructions for
401(k) plan shares must be received by 11:59 p.m. Eastern Time on May 15, 2003.

The law of Delaware, under which the Company is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspectors of election can determine that it was authorized by the stockholder. (General Corporation Law of the State of Delaware, Section 212(c).) The voting procedures available to stockholders of record and participants in the Company’s 401(k) plans are designed to authenticate each stockholder by use of a Control Number, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

Can I receive future materials via the Internet?

If you vote on the Internet, simply follow the prompts for enrolling in the electronic proxy delivery service. This will reduce the Company’s printing and postage costs, as well as the number of paper documents you will receive.

You also may enroll in that service at any time after the annual meeting. Stockholders of record can read additional information about this option and request electronic delivery by going to EquiServe’s website, www.econsent.com/alk. Beneficial owners cannot use EquiServe’s site, but should find information regarding the availability of this service in the proxy materials for this annual meeting. If you are a beneficial owner and do not find such instructions, please go to www.InvestorDelivery.com or contact your broker.

If you already receive your proxy materials via the Internet, you will continue to receive them that way until you instruct otherwise through one of the websites referenced above.

What does it mean if I receive more than one proxy card, voting instruction form or email notification?

It means that you have more than one account for your AAG shares. Please complete and submit all proxies to ensure that all your shares are voted.

What if I change my mind after I submit my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	voting again by telephone or on the Internet (your latest telephone or Internet proxy is counted),

•	signing another proxy card with a later date, or

•	voting again at the meeting. (If you hold your shares through a broker, you must bring a legal proxy in order to vote at the meeting.)

Will my shares be voted if I do not submit my proxy?

If you are a stockholder of record and do not submit your proxy or vote in person at the meeting, your shares will not be voted. If you are a beneficial owner and you do not submit voting instructions to your broker, your broker may vote your shares under certain circumstances. Brokerage firms have discretionary authority under rules of the New York Stock Exchange (“NYSE”) to vote customers’ unvoted shares on routine matters. At this meeting, the only matter that could be routine is Proposal 1, the election of directors. If the NYSE determines that the election of directors is “contested,” the election will become a non-routine matter with respect to those stockholders whose proxy is solicited by a party other than the Company’s Board of Directors.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. However, brokers cannot vote those same shares on non-routine matters. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote them on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner. Broker non-votes will not be included in the number of shares present and entitled to vote with respect to any non-routine proposal and therefore will have no effect on the results of voting on that proposal.

How are shares voted that are held in a Company 401(k) plan?

The Alaska Air Group 401(k) trust includes Employee Stock Ownership Plan features. At the record date, 1,679,193 shares were held in the trust for participants. The Company’s transfer agent, EquiServe, sent a proxy statement, an annual report and a voting instruction form to each participant who held shares through the Company’s 401(k) plans at the record date. The trustee will vote the shares in accordance with instructions received from participants. The trustee will vote shares for which no instructions were received in the same proportion, for and against, as the shares for which instructions were received.

To allow sufficient time for voting by the trustee, your voting instructions for 401(k) plan shares must be received by 11:59 p.m. Eastern Time on May 15, 2003.

How many shares must be present to hold the meeting?

A majority of the Company’s outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if the stockholder attends the meeting or has voted by proxy.

How many votes must the nominees have to be elected?

In the election of directors, the three nominees who receive the highest number of for votes will be elected.

What happens if a nominee is unable to stand for election?

The Board of Directors may reduce the number of seats on the Board, or the Governance and Nominating Committee of the Board may designate a substitute nominee. If the Committee designates a substitute, shares represented by proxies will be voted for the substitute nominee.

How many votes must the proposal to amend the Certificate of Incorporation receive in order to pass?

In order for this proposal to pass, 80 percent of the shares outstanding must be voted for the proposal.

How many votes must each of the stockholder proposals receive in order to pass?

A majority of the shares present in person or by proxy and entitled to vote at the meeting must be voted for each proposal in order for it to pass. However, all of the stockholder proposals are recommendations to the Board of Directors. They are not binding and do not take effect automatically, even if they receive the votes of holders of a majority of the shares present and entitled to vote at the meeting.

How are votes counted?

You may vote for or you may withhold authority to vote for each nominee for director. You may vote for or against or abstain on the other proposals.

If you abstain from voting on any proposal, the abstention has the same effect as a vote against such proposal. If you sign your proxy card without giving instructions for voting, your shares will be counted in accordance with the recommendations of the Board of Directors: for each Board nominee, for the proposal to amend the Certificate of Incorporation, and against each of the other proposals.

Voting results are tabulated by our transfer agent, EquiServe Trust Company, N.A.

Who pays the costs of proxy solicitation?

The Company pays for distributing and soliciting proxies and reimburses brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses in forwarding proxy materials to beneficial owners. The Company has engaged Georgeson Shareholder Communications Inc. (“Georgeson”) to assist in the solicitation of proxies for the meeting. The Company will pay Georgeson approximately $15,000 in fees for its services and will reimburse it for reasonable out-of-pocket expenses. Proxies may be solicited by personal interview, mail, telephone or other means. Proxies may also be solicited by directors, officers, employees and other agents of the Company, who will receive no additional compensation therefor except for reimbursement of expenses.

Is a list of stockholders entitled to vote at the meeting available?

A list of stockholders of record entitled to vote at the annual meeting will be available at the annual meeting. It will also be available Monday through Friday from May 9 through May 19, 2003, between the hours of 9 a.m. and 4 p.m., local time, at the offices of the Corporate Secretary, 19300 Pacific Highway South, Seattle WA 98188. A stockholder of record may examine the list for any legally valid purpose related to the annual meeting.

Where can I find the voting results of the meeting?

We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2003. You can read or print a copy of that report by going to the Company’s website, www.alaskaair.com, and then choosing Company Information, Investor Information, and Securities and Exchange Commission Filings. You can find the same Form 10-Q by going directly to the SEC EDGAR files at www.sec.gov. You can also get a copy by calling us at (206) 431-5567, or by calling the SEC at (800) SEC-0330 for the location of a public reference room.

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PROPOSAL 1.  ELECTION OF DIRECTORS

The Company currently has thirteen directors. Mrs. Mary Jane Fate and Mr. John F. Kelly are retiring from the Board after this meeting. The Board of Directors has adopted a resolution, as provided by the Certificate of Incorporation, reducing the number of directors to eleven, effective on completion of the annual meeting.

The directors are divided into three classes so that approximately one-third of the directors are elected each year for three-year terms. Directors are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in our Bylaws. Three directors are nominees for election this year and each has consented to serve a three-year term ending in 2006. The remaining directors will continue to serve the terms set out below.

NOMINEES FOR ELECTION TO TERMS EXPIRING IN 2006

	Principal Occupation or Employment		Director
Name	and Other Business Affiliations	Age	Since

Bruce R. Kennedy	Mr. Kennedy is Chairman Emeritus of Alaska Air Group and served as its Chairman, Chief Executive Officer and President from 1985 to 1991. He was also Chairman of Alaska Airlines from 1979 to 1991, Chief Executive Officer from 1979 to 1990 and President from 1978 to 1990. He is on the board of directors of Horizon Air and serves as Chairman of the Board of Trustees of CRISTA Ministries, and as Chairman of Packer Aircraft Trust LLC, a not-for-profit aircraft design and manufacturing company.	64	1972

Jessie J. Knight, Jr.	Mr. Knight is the President and Chief Executive Officer of the San Diego Regional Chamber of Commerce, an organization whose primary focus is economic development. Before assuming his current position in 1999, Mr. Knight served from 1993 through 1998 as a commissioner of the California Public Utilities Commission, which is responsible for the regulatory oversight of all energy, telecommunications, shipping, railroad and investor-owned utilities in the state. Mr. Knight is a member of the boards of Alaska Airlines, Avista Corporation and Environmental Power Corporation. He is also a trustee of the World Affairs Council of Northern California and a standing member of the Council on Foreign Relations.	52	2002

J. Kenneth Thompson	Mr. Thompson is President of Pacific Rim Leadership Development, LLC, an executive consulting firm in Anchorage, Alaska. He served as executive vice president of ARCO’s Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China and Singapore from 1998 to 2000. Prior to that, he was President of ARCO Alaska, Inc., the parent company’s oil and gas producing division based in Anchorage. Mr. Thompson also serves on the boards of Alaska Airlines and Coeur d’Alene Mines Corporation.	51	1999

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR ELECTION OF EACH OF THE DIRECTOR NOMINEES.

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CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2004

	Principal Occupation or Employment		Director
Name	And Other Business Affiliations	Age	Since

William S. Ayer	Mr. Ayer has been President of the Company since February 2003. The Board has elected him Chairman and Chief Executive Officer of the Company effective May 20, 2003. Mr. Ayer is also Chairman, President and Chief Executive Officer of Alaska Airlines. He has served as the airline’s Chairman since February 2003, as Chief Executive Officer since January 2002 and as President since November 1997. Prior thereto, he was Sr. Vice President/Customer Service, Marketing and Planning of Alaska Airlines from January 1997, and Vice President/Marketing and Planning from August 1995. Prior thereto, he served as Sr. Vice President/Operations of Horizon Air from January 1995. Mr. Ayer serves on the boards of Alaska Airlines, the Alaska Airlines Foundation, AirLifeLine, Inc., and the Museum of Flight. He also serves on the University of Washington Business School Advisory Board.	48	1999

Ronald F. Cosgrave	Mr. Cosgrave was Chairman of Alaska Northwest Properties Inc. from 1979 to 1997, when he became Executive Manager of ANP, LLC. Mr. Cosgrave is a retired Chairman and Chief Executive Officer of Alaska Airlines. He is also Chairman Emeritus and a director of Alaska Airlines.	71	1971, except for 1981-83

R. Marc Langland	Mr. Langland has been President of Northrim Bank, Anchorage, Alaska, since November 1990 and Chairman since January 1998. He has also been Chairman, President and CEO of its parent company, Northrim BanCorp, Inc., since December 2001. Mr. Langland was Chairman and Chief Executive Officer of Key Bank of Alaska from 1987 to 1988 and President from 1985 to 1987. He served on the Board of Trustees of the Alaska Permanent Fund Corporation, a trust fund managing proceeds from the State of Alaska’s oil revenues, from February 1987 to January 1991 and was Chairman from June 1990 to January 1991. He is also a director of Alaska Airlines and Northrim BanCorp, Inc., Usibelli Coal Mine, and Saltchuk Resources, Inc.	61	1991

John V. Rindlaub	Mr. Rindlaub is CEO, Pacific Northwest Region, Wells Fargo Bank. Prior to joining Wells Fargo, he held a number of positions with Bank of America between 1989 and 2001, including President, Bank of America, Northwest, and Chairman of Seafirst Bank. Prior to his position at Seafirst, Mr. Rindlaub was Group Executive Vice President/Asia Division for Bank America and a managing director for Bankers Trust Company New York, Investment Banking Group. He is also a director of Horizon Air.	58	1996

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CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2005

	Principal Occupation or Employment		Director
Name	and Other Business Affiliations	Age	Since

Phyllis J. Campbell	Mrs. Campbell was President of U.S. Bank of Washington from 1993 until 2001 and currently serves as Chair of the Bank’s Community Board. She also serves on the boards of Alaska Airlines, SAFECO Corporation, Puget Energy Inc., and the Pacific Science Center, and is a member of the Board of Regents of Washington State University.	51	2002

Mark R. Hamilton	Mr. Hamilton has served as President of the University of Alaska since 1998. That same year, he retired as a U.S. Army Major General following 31 years of active military duty, primarily in the fields of teaching, management and administration. Formerly, Mr. Hamilton was Chief of Staff of the Alaskan Command at Elmendorf Air Force Base and Commander of Division Artillery at Fort Richardson. Mr. Hamilton is a graduate of the U.S. Military Academy at West Point and is the recipient of the Army’s highest peacetime award, the Distinguished Service Medal.	58	2001

Byron I. Mallott	Mr. Mallott is President of the First Alaskans Foundation (a nonprofit organization dedicated to the development of Alaska Native peoples and their communities). From 1995 to 1999, he served as Executive Director (chief executive officer) of the Alaska Permanent Fund Corporation, a trust managing proceeds from the state of Alaska’s oil revenues. He was a director of Sealaska Corporation, Juneau, Alaska, from 1972 to 1988, Chairman from 1976 to 1983, and Chief Executive Officer from 1982 to 1992. He owns Mallott Enterprises (personal investments) and is a director of Horizon Air, Sealaska Corporation, and the Native American Bank, N.A. in Denver, Colorado.	59	1982

Richard A. Wien	Mr. Wien has been Chairman and Chief Executive Officer of Florcraft, Inc. (retail flooring), Fairbanks and Anchorage, Alaska, since 1986. He played an active role in the management of Wien Airlines until 1969, when he was elected President of Merric, Inc., an Alaska helicopter contract and charter service company. After Merric merged with Era Aviation in 1973, Mr. Wien served as Era’s Executive Vice President until 1981. He is also a director of Horizon Air and Usibelli Coal Mine.	67	1982

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CORPORATE GOVERNANCE

STRUCTURE OF THE BOARD OF DIRECTORS

In accordance with the Delaware General Corporation Law and the Company’s Certificate of Incorporation and Bylaws, our business affairs are managed under the direction of our Board of Directors. Directors meet their responsibilities by, among other things, participating in meetings of the Board and Board committees on which they sit, discussing matters with our Chairman and Chief Executive Officer and other officers, reviewing materials provided to them, and visiting our facilities.

Pursuant to the Bylaws, the Board of Directors has established four standing committees, which are the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, and the Safety Committee. Only independent directors serve on these committees. The Board has adopted a written charter for each committee. The charters of the Audit, Compensation, and Governance and Nominating Committees are attached as Appendices A, B and C to this proxy statement.

The table below shows the current membership of the standing Board committees. An asterisk identifies the chairman of each committee.

Governance and
Name	Audit		Compensation		Nominating	Safety

Phyllis J. Campbell			x			x
Ronald F. Cosgrave					x
Mary Jane Fate			x
Mark R. Hamilton	x					x
Bruce R. Kennedy					x *
Jessie J. Knight, Jr.			x		x
R. Marc Langland			x	*	x
Byron I. Mallot	x	*
John V. Rindlaub	x		x
J. Kenneth Thompson					x	x
Richard A. Wien	x					x	*

*     Committee chair.

The principal functions of the standing Board committees are as follows.

Audit Committee

1.	Matters pertaining to the independent auditors:

•	appoint them and oversee their work;

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•	review at least annually their statement regarding their internal quality-control procedures and their relationship with the Company;

•	maintain a dialogue with respect to their independence;

•	pre-approve all auditing and non-auditing services they are to perform;

•	review annual and quarterly financial statements; and

•	receive and review communications required from the independent auditors under applicable rules and standards.

2.	Review the planned activities and results of the internal auditor and any changes in the internal audit charter.

3.	Prepare the Audit Committee report required for the annual proxy statement.

4.	Matters pertaining to controls:

•	review financial risk and associated internal controls;

•	review procedures with respect to significant accounting policies and the adequacy of financial controls;

•	discuss with management earnings releases and any information provided to analysts and rating agencies;

•	develop and monitor a Corporate Compliance program, including a Code of Conduct and Ethics, decide on requested changes to or waivers of such program and code, and establish procedures for confidential treatment of complaints concerning accounting, internal controls or auditing matters; and

•	obtain and review at least quarterly a statement from the CEO, CFO and Disclosure Committee disclosing any significant deficiencies in internal controls and any fraud that involves management or other employees with significant roles in internal controls.

5.	Other matters: annually review and reassess the adequacy of its charter and the Committee’s performance and recommend any proposed changes to the Board of Directors.

Compensation Committee

1.	Establish the process for approving corporate goals relevant to CEO compensation and evaluating CEO performance in light of those goals.

2.	Set the salary of the CEO.

3.	Approve salaries of other executive officers of the Company and of Alaska Airlines and Horizon Air.

4.	Set annual goals under the Performance-Based Pay Plan and administer the Plan.

5.	Grant stock awards and stock options.

6.	Administer the supplementary retirement plans for elected officers and the equity-based incentive plans.

7.	Make recommendations to the Board regarding other executive compensation issues, including modification or adoption of plans.

8.	Fulfill ERISA fiduciary and non-fiduciary functions for tax-qualified retirement plans by monitoring the Pension/Benefits Administrative Committee and the Pension/Benefits Investment Fund Committee, and approving the membership of those committees, trustees and trust agreements, and extension of plan participation to employees of subsidiaries.

9.	Approve the terms of employment and severance agreements with elected officers and the form of change-in-control agreements.

10.	Review management development and succession plans.

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11.	Administer the Company’s stock option and other long-term incentive plans.

12.	Produce the report on executive compensation required for the annual proxy statement.

13.	Annually review and reassess the adequacy of its charter and recommend any proposed changes in the charter to the Board of Directors.

14.	Annually review the Committee’s performance.

Governance and Nominating Committee

1.	Develop and monitor the Corporate Governance Guidelines.

2.	Evaluate the size and composition of the Board.

3.	Develop criteria for Board membership.

4.	Evaluate the independence of existing and prospective members of the Board.

5.	Seek qualified candidates for election to the Board.

6.	Evaluate the nature, structure and composition of other Board committees.

7.	Take steps it deems necessary or appropriate with respect to annual assessments of the performance of the Board, each other Board committee, and itself.

8.	Annually review and reassess the adequacy of its charter.

Safety Committee

1.	Monitor management efforts to ensure the safety of passengers and employees.

2.	Monitor and assist management in creating a uniform safety culture that achieves the highest possible industry performance measures.

3.	Periodically review with management and outside experts all aspects of airline safety.

4.	Evaluate the Company’s health, safety and environmental policies and practices.

The Board of Directors held 4 regular meetings and 6 special meetings in 2002. The standing Board committees in 2002 and the number of meetings they held were as follows:

•	Audit Committee – 8

•	Compensation Committee – 5

•	Executive Committee – 6

•	Nominating Committee – 5

•	Safety Committee – 4

Each director attended at least 80% of all Board and applicable committee meetings during 2002.

BOARD AND COMMITTEE INDEPENDENCE

Each member of the Company’s Audit Committee meets the independence, financial literacy and experience requirements defined in the listing standards of the NYSE (in effect as of the date of this proxy statement). Furthermore, the Board of Directors of the Company has determined that the Board meets the criteria for independence under the proposed listing standards of the NYSE currently under review by the SEC. Specifically, a majority of the directors, and each member of the Audit Committee, Compensation Committee and Governance and Nominating Committee:

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1.	have not been employed by the Company within the last five years;

2.	have not been employed by or otherwise affiliated with the Company’s independent auditor within the last five years;

3.	have not, within the last five years, been part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that concurrently employs the director; and

4.	otherwise have no material relationship with the Company.

With respect to the fourth standard, the Board considers that the following situations do not create material relationships:

a)	the receipt by a director of retirement compensation earned under one or more tax-qualified or nonqualified plans during the director’s employment with the Company;

b)	ordinary-course business between the Company and an organization of which the Board member is an officer or director, where the amount of such business is immaterial with respect to the Company’s or the organization’s annual revenues; or

c)	the receipt of cash or in-kind contributions from the Company by a tax-exempt charitable organization of which the Board member is an officer or director, the value of which is immaterial with respect to the Company’s or the charitable organization’s annual revenues.

For the purposes of the four standards stated above, “Company” includes the Alaska Air Group’s subsidiaries and other affiliates. In addition, the immediate family members of the independent directors meet the same standards. The members of the Audit Committee, in addition to the foregoing criteria, meet the proposed NYSE independence standard that they receive no compensation other than director’s fees for Audit Committee service and permitted retirement pay.

EXECUTIVE SESSIONS AND LEAD DIRECTOR

The Board has for some time held executive sessions of non-management directors, and its current practice is to do so at least quarterly. As provided in the Governance and Nominating Committee Charter, the Lead Director for these executive sessions is the chairman of the Governance and Nominating Committee.

DIRECTOR COMPENSATION

We do not pay directors who are also employees of the Company any additional compensation for their service as directors, except for the reimbursement of expenses incurred in attending meetings. In 2002, compensation for nonemployee directors included the following:

•	an annual retainer of $20,000, with a minimum of 25% of the retainer paid in the form of Alaska Air Group common stock issued under the Company’s Nonemployee Director Stock Plan (In connection with this practice, the Board has set stock ownership guidelines for directors.);

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•	$1,200 for each Board or committee meeting in which a nonemployee director participated in person, or $750 if participation was via telephone;

•	an annual retainer of $2,000 to committee chairpersons;

•	an annual retainer of $1,000 to nonemployee directors who served on the Board of Directors of Alaska Airlines or Horizon Air; and

•	reimbursement of expenses in connection with attending Board and committee meetings.

In addition, directors, their spouses and their dependent children are eligible for complimentary travel privileges on Alaska Airlines and Horizon Air.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company and its subsidiaries have transactions in the ordinary course of business with other corporations of which the Company’s directors are executive officers. The amounts involved are below disclosure thresholds set by the SEC, and, in any case, the Company does not consider the amounts involved in such transactions to be material in relation to its business and believes that such amounts are not material in relation to the business of such other corporations or the interests of the directors involved.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain of its officers to send reports of their ownership of Company common stock and changes in such ownership to the SEC and the NYSE. The Company assists its directors and officers by preparing forms for filing. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who failed to file a report on a timely basis. Based on a review of copies of reports furnished to the Company and written representations that no reports were required, the Company believes that all of its directors and officers subject to Section 16(a) complied with the reporting requirements with respect to transactions during 2002.

INDEPENDENT AUDITORS

Termination of Arthur Andersen LLP; Engagement of Deloitte & Touche LLP

On May 22, 2002, the Company dismissed Arthur Andersen LLP (“Andersen”), and engaged Deloitte & Touche LLP, as its independent auditors. This determination was recommended by the Audit Committee and approved by the Board of Directors.

The Company disclosed these events in a Current Report on Form 8-K filed with the SEC on May 28, 2002 (the “Form 8-K”) and an amendment thereto filed on June 8, 2002, which included the following information:

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Andersen’s reports on the Company’s financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2001 and 2000 and the interim period between December 31, 2001 and the dismissal of Andersen, there were no disagreements between the Company and Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Andersen’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the years ended December 31, 2001 and 2000 and the interim period between December 31, 2001 and the dismissal of Andersen, neither the Company nor anyone acting on its behalf consulted Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Andersen provided to the Company a letter addressed to the SEC stating that it agreed with the statements of the Company made in the Form 8-K in response to Item 304(a).

Selection of Independent Auditors for the Current Fiscal Year

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent public auditors for the current fiscal year. Representatives of Deloitte & Touche LLP are expected to attend the meeting to respond to questions from stockholders and will have the opportunity to make a statement, if they wish to do so.

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Fees to Independent Auditors

During fiscal year 2002, the Company retained its principal auditors, Arthur Andersen LLP and Deloitte & Touche LLP, to provide services in the following categories and amounts.

	Deloitte &	Arthur
	Touche LLP	Andersen LLP	Total 2002

Audit Fees for the Company’s Annual Financial Statements and Quarterly Reviews	$1,188,940	$91,132	$1,280,072
Audit-Related Fees (1)	0	30,000	30,000
Tax Fees(2)	5,325	64,000	69,325
All Other Fees (3)	132,900	24,600	157,500

(1) Fees for professional services in connection with the audit of Alaska Airlines 401(k) plans.

(2) Fees for professional services in connection with tax consulting, planning and tax return review.

(3) Fees for professional services in connection with the audit of the security costs incurred as reported to the Transportation Security
    Administration, and accounting and reporting issues related to the airline government assistance.

The Audit Committee has considered whether the provision of the non-audit services referenced above is compatible with maintaining the independence of the Company’s independent auditors, and has determined that it does not impact the independence of the auditors.

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AUDIT COMMITTEE REPORT

The following report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or incorporated by reference in any document so filed.

Review of Our Company’s Audited Financial Statements

The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP, the Company’s independent auditors, the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002. We believe that management maintains an effective system of internal controls that results in fairly presented financial statements.

The discussions with Deloitte & Touche LLP also included the material and judgmental matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have also received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with Deloitte & Touche LLP their independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Alaska Air Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Audit Committee of the Board of Directors

Byron I. Mallott, Chairperson
Mark R. Hamilton, Member
John V. Rindlaub, Member
Richard A. Wien, Member

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SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

This table shows how much Company common stock is owned as of April 4, 2003 by (a) each director and nominee, (b) each of the Company’s five most highly compensated executive officers, and (c) all executive officers as a group. The number shown for each person includes shares that he or she

•	may vote or invest alone,

•	holds with his or her spouse, with shared voting and investment power,

•	holds otherwise with shared voting and investment power,

•	holds in one of the Company’s 401(k) plans, or

•	may acquire through stock option exercises through June 13, 2003.

	NUMBER		PERCENT OF
	OF SHARES		OUTSTANDING
NAME	OWNED(1)		SHARES

William S. Ayer	203,863	(1)	*
George D. Bagley	121,431	(1)	*
Phyllis J. Campbell	1,232		*
Ronald F. Cosgrave	8,261		*
Mary Jane Fate	3,397	(2)	*
Mark R. Hamilton	353		*
John F. Kelly	551,946	(1)	2.07
Bruce R. Kennedy	8,289		*
Jessie J. Knight, Jr.	121		*
R. Marc Langland	2,830		*
Byron I. Mallott	2,151		*
John V. Rindlaub	4,575		*
Gregg A. Saretsky	60,501	(1)	*
J. Kenneth Thompson	2,635		*
Bradley D. Tilden	45,475	(1)	*
Richard A. Wien	4,291		*
Directors and executive officers as a group (19 persons)	1,096,106		4.12

* Less than 1%.

(1)	The numbers shown include the following shares that the named person may acquire through the exercise of outstanding stock options that are exercisable on or before June 13, 2003: Mr. Ayer, 197,775; Mr. Bagley, 120,825; Mr. Kelly, 547,950; Mr. Saretsky, 59,850; and Mr. Tilden, 43,425.

(2)	Excludes 1,546 shares registered in the name of Mrs. Fate’s husband, as to which she disclaims beneficial ownership.

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The table below identifies those known to have beneficial ownership of more than 5% of the Company’s outstanding common stock, as of December 31, 2002, except for FMR Corp., which is as of March 31, 2003.

	NUMBER	PERCENT OF
	OF SHARES	OUTSTANDING
NAME AND ADDRESS	OWNED	SHARES

Franklin Resources, Inc.(1) One Franklin Parkway San Mateo, CA 94403-1906	3,089,353	11.6
Vanguard PRIMECAP Fund(2) 100 Vanguard Boulevard Malvern, PA 19355	2,540,000	9.6
FMR Corp.(3) 82 Devonshire Street Boston, MA 02109	3,988,690	14.9
Dimensional Fund Advisors Inc.(4) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,802,600	6.8

(1)	Information is based on a Schedule 13G filed with the SEC by Franklin Resources, Inc. (“FRI”) on January 30, 2003. The Schedule 13G reported that the shares covered are owned by accounts advised by FRI’s advisory subsidiaries. FRI, the advisory subsidiaries, Charles B. Johnson and Rupert H. Johnson, who are FRI’s principal stockholders, disclaimed beneficial ownership of the shares.

(2)	Information is based on a Schedule 13G filed by Vanguard PRIMECAP Fund (“Vanguard”) on February 14, 2003. Vanguard reported in the Schedule 13G that it had sole voting power and shared dispositive power over all 2,540,000 shares.

(3)	Information is based on a Schedule 13G filed by FMR Corp. on April 10, 2003. FMR Corp., as a parent holding company, reported in the Schedule 13G on the voting and dispositive powers over these shares held by various affiliates.

(4)	Information is based on a Schedule 13G filed by Dimensional Fund Advisors Inc. (“Dimensional”) on February 10, 2003. Dimensional reported in the Schedule 13G that it furnishes investment advice to four investment companies and serves as investment manager to other accounts (collectively, the “Funds”), which hold the shares shown in the table above. It further reported that while it possesses voting and investment power over such shares, they are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares.

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EXECUTIVE COMPENSATION

In this section, we describe the compensation we pay our Chief Executive Officer and the next four most highly compensated executive officers (the “named executive officers”). That group includes officers of Alaska Air Group and two elected officers of a subsidiary who have policy-making roles at the Alaska Air Group level. This section consists of:

•	a report by the Compensation Committee on executive compensation,

•	a graph showing comparative performance of the common stock,

•	a detailed table showing compensation for the years 2002, 2001 and 2000, and

•	information about stock options and retirement benefits.

This section also includes descriptions of certain change-in-control arrangements between the Company and the named executive officers.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

During 2002, the Compensation Committee of the Company’s Board of Directors consisted of Mr. Langland, Mrs. Campbell, Mrs. Fate, Mr. Rindlaub and Mr. Thompson. No member of the Committee was an employee of the Company or any of its subsidiaries. Each member meets the definition of “nonemployee director” under Rule 16b-3 of the Securities Exchange Act of 1934 and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

The Committee has overall responsibility for the Company’s executive compensation policies and practices. In part, the Committee’s functions include:

•	determining the compensation of the Chief Executive Officer of the Company;

•	upon recommendation of the Chief Executive Officer, reviewing and approving all other executive officers’ compensation, including salary and payments under the Management Incentive Plan; and

•	granting awards under stock incentive plans.

The Committee has provided the following report on the compensation policies of the Company as they apply to its executive officers and the relationship of Company performance to executive compensation and the Chief Executive Officer’s compensation.

Executive Compensation Policy

The Company’s policy is to pay competitive compensation. The objectives of the Company’s executive compensation policies are:

•	to attract and retain highly qualified executives,

•	to motivate executives to provide excellent leadership and achieve Company goals,

•	to link the interests of executives and stockholders by tying a large portion of total compensation to Company operational performance, profitability and stock value, and

•	to reward outstanding performance.

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Executive compensation includes competitive base salary, at-risk pay tied to annual financial and operational performance, equity-based awards and retirement benefits.

Annual Base Salary

In 2002, base salaries for executive officers were based on:

•	subjective analysis of competitive market rates,

•	the market demand for each executive officer’s skills,

•	the executive’s influence on long-term Company strategies and success,

•	the relationships among executive positions, and

•	individual leadership performance.

To ensure that its overall compensation is competitive, the Company periodically reviews executive compensation for companies included in the Dow Jones Airlines Group contained in the Performance Graph on page 28, other air carriers and similarly sized Pacific Northwest companies and for companies in broad-based national compensation surveys. In addition, it retains the services of outside compensation specialists as needed. The Company does not attempt to set executive compensation at specific target ranges of any particular survey. In 2002, no elected officers of the Company or its subsidiaries received increases except those made in connection with promotions entailing additional responsibilities.

Management Incentive Plan

Air Group’s Management Incentive Plan (“MIP”) places at risk a significant portion of each executive’s potential cash compensation, linking it to annual profitability and operational goals.

For awards to be paid, the Company must achieve or exceed profit and/or operating goals established annually by the Compensation Committee. In 2000 and 2001, the Committee based MIP goals on reaching return-on-invested-capital targets and on the Company’s net earnings growth as compared to that of peer companies. Beginning in 2002, the Committee based MIP goals on specific operating and financial performance measures. The measures include safety, customer satisfaction, aircraft schedule reliability, competitive cost and revenue goals and profitability. Awards increase proportionately based on the degree to which the various goals are met. In 2002, the CEO could earn up to 65% of base pay if the target is met, and up to 130% if the maximum is reached. The other named executives could earn up to 45% of base salary if the target goal is met, and up to 90% of base salary if profits reach the maximum goal, depending on position. Award levels can be adjusted by the Committee for individual performance.

For the executives named in the Summary Compensation Table on page 29, percentages of total potential cash compensation linked to performance under the MIP in 2002 ranged from 47.4% to 56.5%.

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Equity-Based Awards

Although the shareholder-approved 1999 Long-Term Incentive Equity Plan provides for a variety of equity-based awards, stock options are the only equity-based compensation presently in use by the Company. They provide an incentive to maximize stock values, linking the long-term interests of executives with those of stockholders. Because the awards vest over several years, they encourage executives to remain with the Company. The Committee grants options at market price, so recipients benefit only if the price of the stock appreciates and stockholders also benefit.

The Committee does not base grants on ownership targets or on the number of options an individual has outstanding, because it believes doing so would discourage officers from retaining options or shares. Individual grants are determined according to base salary and position. The options granted to each of the named executives in 2002 are shown in the table on page 30.

Chief Executive Officer’s Compensation

Base Salary — In setting the CEO’s base salary, the Committee reviews competitive information similar to that used for other Company executives and periodically retains the services of an outside consultant. The Committee does not target a specific range of competitive pay, but applies the information, as it deems appropriate. By reviewing survey data, the Committee believes it will remain mindful of compensation levels that would be required to recruit from outside the Company.

The Board of Directors conducts an annual evaluation of the CEO’s performance based on:

•	the Company’s financial performance,

•	the CEO’s relationship with the Board,

•	communication to the Board and other Company constituencies,

•	investor relations,

•	overall leadership, and

•	strategic and succession planning.

Mr. Kelly has not accepted a salary increase since 2000. The Compensation Committee provides the following discussion of the Company’s performance during 2002:

While the sluggish economy and the additional taxes and fees levied against airlines in the wake of 9-11 have challenged the entire industry, the Company continues to make strides in areas that it believes will translate over time into long-term shareholder value.

In 2002, Mr. Kelly and the Alaska Airlines and Horizon Air management teams embarked on a cost-cutting plan designed to position the Company to compete successfully, even in difficult economic times. The results of the first year’s efforts resulted in Alaska Airlines unit costs, excluding fuel, decreasing by 2.4% from 2001 levels – exceeding the goal set for 2002. And, while available seat miles grew by 8% during 2002, full-time employee equivalents grew by only .3%. At Horizon Air, unit costs also improved by 14.5% over 2001 costs, excluding fuel.

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Alaska Airlines was named “Airline Technology Leader of the Year” for 2002 by Air Transport World magazine in acknowledgement of the Company’s efforts to improve customer service through continued technological enhancements. During 2002, these enhancements included a new “airport of the future” passenger check-in procedure, which debuted in Anchorage this year. In addition, the Company’s satellite-based Required Navigation Performance (“RNP”) precision guidance approach procedure, developed by Alaska Airlines in cooperation with the FAA, has been implemented at San Francisco International and Reagan National in Washington, D.C.

A solid recovery strategy, combined with Alaska Air Group’s strong cash reserves and balance sheet, position the Company well for the future. Alaska Air Group ended the year with cash and marketable securities reserves equal to 28.5% of revenues and an adjusted debt-to-capitalization ratio of 77% – second best among the major airlines on both counts. In addition, although the average stock price for the industry has suffered significantly over the past two years, the Company’s stock performance since 9-11 has remained second best among the major airlines.

In summary, although the financial results for the year are far from what we would expect under normal conditions, the Company has fared better than most of its competitors and, we believe, is well positioned to benefit from an economic recovery.

Management Incentive Plan — The MIP award is the portion of the CEO’s compensation that most directly relates to the Company’s financial and operational performance. Under the plan in effect during 2002, the CEO’s award could range from zero if performance was below threshold to 65% of base salary if all of the operating and financial targets were met, up to a maximum of 130% if maximum goals were reached on all measures. Mr. Kelly’s 2002 MIP payment was $111,930.

Stock Options — Mr. Kelly was granted no stock options during 2002.

Other Information: Tax Law Limits on Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code eliminates the Company’s ability to deduct certain compensation over $1 million paid to the named executives unless such compensation is based on performance objectives meeting certain criteria or is otherwise excluded from the limitation. The Company intends to qualify a sufficient amount of compensation to its executive officers so that Section 162(m) will not materially affect the Company in an adverse way. Compensation from the exercise of options granted to date under the Company’s stock option and equity plans is intended to qualify for the deduction.

Compensation Committee of the Board of Directors

R. Marc Langland, Chairperson
Phyllis J. Campbell, Member
Mary Jane Fate, Member
John V. Rindlaub, Member
J. Kenneth Thompson, Member

PERFORMANCE GRAPH

The following graph shows a five-year comparison of cumulative total returns for the Company’s common stock, the Standard & Poor’s 500 Index, and the Dow Jones Airlines Group, assuming an initial investment of $100 on December 31, 1997 with all dividends reinvested. The stock price performance shown here is historical and not necessarily indicative of future performance.

	ALASKA		DOW JONES AIRLINES
DATE	AIR GROUP	S&P 500	GROUP*

1997	100.00	100.00	100.00
1998	114.19	128.58	89.81
1999	90.65	155.63	90.15
2000	76.77	141.46	121.87
2001	75.10	124.65	80.43
2002	55.87	97.10	45.88

*	The companies included in the Dow Jones Airlines Group in 2002 were Air Tran Holdings, Inc., Alaska Air Group, AMR Corp., Atlantic Coast Airlines Holdings Inc., Continental Airlines Inc., Delta Air Lines Inc., JetBlue Airways Corp., Northwest Airlines Corp., Skywest Inc., and Southwest Airlines Co.

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SUMMARY COMPENSATION TABLE

This table shows compensation information for the named executive officers of Alaska Air Group for the last three fiscal years. Bonus figures are shown in and based upon performance in the year earned, although paid in the following year.

		ANNUAL COMPENSATION			LONG-TERM COMPENSATION AWARDS

				OTHER
				ANNUAL	SECURITIES	ALL OTHER
NAME AND				COMPEN-	UNDERLYING	COMPEN-
PRINCIPAL		SALARY	BONUS(1)	SATION(2)	OPTIONS	SATION(3)
POSITION	YEAR	($)	($)	($)	(#)	($)

John F. Kelly	2002	525,000	111,930	15,908	0	8,322
Chairman and CEO	2001	525,000	0	0	173,400	7,572
(Alaska Air Group)	2000	518,269	0	0	88,000	7,615
William S. Ayer	2002	393,769	69,877	5,180	150,000	6,810
President (Alaska Air Group),	2001	340,000	0	0	80,900	6,060
Chairman, President and CEO	2000	335,961	0	0	40,100	6,068
(Alaska Airlines)
George D. Bagley	2002	296,120	43,708	12,719	100,000	6,071
Executive VP/Operations	2001	253,133	0	0	56,500	12,132
(Alaska Airlines)	2000	248,302	0	35,356	25,400	12,132
Gregg A. Saretsky	2002	247,892	35,806	54,985	30,000	6,384
Executive Vice President/	2001	227,088	0	43,363	36,300	5,598
Marketing & Planning	2000	214,147	0	40,471	13,600	5,548
(Alaska Airlines)
Bradley D. Tilden	2002	235,130	34,047	42,719	30,000	6,358
Executive Vice President/	2001	190,919	0	33,362	28,600	5,533
Finance & CFO	2000	182,308	0	32,492	11,600	5,525
(Alaska Air Group)

(1)	Amounts included in this column for 2002 represent the “at risk” portion of market-based cash compensation for the named executive officers paid pursuant to the Management Incentive Plan. The Compensation Committee sets goals with respect to profitability as well as other financial and operating goals. Payments depend upon the degree to which one or more of these goals are achieved. See the discussion of the Management Incentive Plan on page 25 for a description of the plan.

(2)	Includes the value of personal benefits, imputed interest, and tax gross-ups for the imputed income in connection with certain of those benefits. Personal benefit totals that exceed the lesser of $50,000 or 10% of a named executive’s salary plus bonus in each of the past three years are shown. Mr. Bagley’s 2000 compensation includes $10,019 in connection with his automobile and $24,343 in connection with executive travel. Compensation for Mr. Saretsky includes $10,995 for automobile and $15,183 for executive travel in 2000; $14,021 for automobile and $11,549 for executive travel in 2001; $14,526 for automobile expenses and $20,609

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for executive travel in 2002. Mr. Tilden’s 2000 compensation includes $11,950 relating to his automobile and $10,359 in connection with executive travel; his 2001 compensation includes $14,287 for automobile expense and $9,212 in connection with executive travel; and his 2002 compensation includes $12,900 for automobile expenses and $12,383 in connection with executive travel.

(3)	Represents Company-paid contributions to individual 401(k) plan accounts and imputed income for the value (as determined by the Internal Revenue Service (“IRS”)) of a term life insurance benefit provided by the Company. In 2002, 401(k) contributions were $6000 each for Messrs. Kelly, Ayer, Saretsky, and Tilden and $4,179 for Mr. Bagley. Imputed income for term life insurance during 2002 was as follows: Mr. Kelly, $2,322; Mr. Ayer, $810; Mr. Bagley, $1,892; Mr. Saretsky, $384 and Mr. Tilden, $358.

OPTION GRANTS IN 2002

	Individual Grants

		Percent of
		Total
	Number of	Options			Potential Realizable
	Securities	Granted to			Value at Assumed
	Underlying	Employees	Exercisable		Annual Rates of Stock
	Options	in Fiscal	or Base		Price Appreciation for
	Granted(1)	Year(2)	Price(3)	Expiration	Option Term(4)
Name	(#)	(%)	($/Sh)	Date	5% ($)	10% ($)

John F. Kelly	0	0	0	—	0	0
William S. Ayer	75,000	19.31%	$30.89	1/30/2012	$1,456,992	$3,692,303
	75,000	19.31	27.85	5/31/2012	1,313,604	3,328,930
George D. Bagley	100,000	25.75	27.85	5/31/2012	1,751,472	4,438,573
Gregg A. Saretsky	30,000	7.73	27.85	5/31/2012	525,441	1,331,572
Bradley D. Tilden	30,000	7.73	27.85	5/31/2012	525,441	1,331,572

(1)	These options were granted under the 1999 Long-Term Incentive Equity Plan. They

•	generally were granted as incentive stock options, subject to limitations imposed by tax law,

•	were granted at an exercise price equal to 100% of the fair market value of the common stock on the date of grant,

•	expire ten years from the date of grant, unless canceled earlier as a result of termination of employment,

•	vest in 25% increments on each anniversary date of the grant, subject to the terms and conditions of the 1999 Long-Term Incentive Equity Plan, and

•	provide for accelerated vesting under certain circumstances, as described under “Change-in-Control Arrangements” on page 33.

(2)	The percentages shown in this column appear disproportionately high because the annual grant of options that would normally have been made to eligible employees in 2002 was made in November 2001. The grants to the named executive officers in 2002 were special grants made in connection with promotions that entailed additional responsibilities.

(3)	Options were granted at the closing prices on January 30, 2002 and May 31, 2002, as reported on the NYSE.

(4)	The 5% and 10% assumed rates of appreciation over a ten-year period are required by SEC rules. This does not represent the Company’s estimate or projection of the future common stock price. If the Company’s common stock does not appreciate, these executives will receive no benefit from the options.

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AGGREGATED OPTION EXERCISES IN 2002
AND YEAR-END OPTION VALUES

There is no assurance that the indicated values of any unexercised options will actually be realized.

					Value of Unexercised
	Shares		Number of Securities Underlying		In-the-Money
	Acquired		Unexercised Options at		Options at
	on	Value	Fiscal Year End		Fiscal Year End(2)
	Exercise	Realized(1)	(#)		($)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John F. Kelly	13,000	$157,500	355,725	192,225	$2,273	$0
William S. Ayer	0	0	131,500	239,000	78,430	0
George D. Bagley	0	0	77,600	160,325	19,757	0
Gregg A. Saretsky	0	0	42,275	66,825	0	0
Bradley D. Tilden	0	0	27,675	59,350	259	0

(1)	These values are calculated by:

•	subtracting the option exercise price from the market price on the date of exercise, and
•	multiplying that by the number of options exercised.

(2)	These values are calculated by:

•	subtracting the option exercise price from the December 31, 2002 closing price ($21.65 per share) and

•	multiplying that by the number of exercisable and unexercisable options.

RETIREMENT BENEFITS

Salaried Retirement Plan

The Company maintains a tax-qualified, defined-benefit retirement plan for all salaried Alaska Airlines employees, in which the named executive officers participate. Benefits payable under the Alaska Airlines Salaried Retirement Plan (“Salaried Retirement Plan”) are based on years of credited service and final average earnings for the five highest complete and consecutive calendar years of an employee’s last ten years of service. The annual retirement benefit at age 62 (normal retirement age under the Salaried Retirement Plan) is equal to 2% of the employee’s final average earnings times years of credited service. Annual benefits are computed on a straight life annuity basis at normal retirement age. Benefits under the Salaried Retirement Plan are not subject to offset for Social Security benefits.

The following table shows estimated Salaried Retirement Plan annual benefits payable to an employee, assuming retirement on January 1, 2003, at age 62, with various combinations of final average earnings and years of credited service. These estimates represent the straight life annuity benefit for an individual who retires at normal retirement age.

IRS regulations limit the covered compensation on which annual retirement benefits are based; the limit is $200,000 in 2003. IRS regulations also limit the annual benefits that may be paid from a tax-qualified retirement plan; the benefit limit is $160,000 in 2003. To the extent that the amounts shown in the table below exceed the IRS limitations, the excess for Mr. Kelly and Mr.

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Bagley, but not the other named executive officers, will be paid from the Officers Supplementary Retirement Plan, described below.

	Annual Benefits Based on Years of Credited Service
Final Average
Compensation	15	20	25	30	35

$175,000	$52,500	$70,000	$87,500	$105,000	$122,500
$200,000	60,000	80,000	100,000	120,000	140,000
$225,000	67,500	90,000	112,500	135,000	157,500
$300,000	90,000	120,000	150,000	180,000	210,000
$350,000	105,000	140,000	175,000	210,000	245,000
$400,000	120,000	160,000	200,000	240,000	280,000
$450,000	135,000	180,000	225,000	270,000	315,000
$500,000	150,000	200,000	250,000	300,000	350,000
$550,000	165,000	220,000	275,000	330,000	385,000
$600,000	180,000	240,000	300,000	360,000	420,000
$650,000	195,000	260,000	325,000	390,000	455,000

All of the participants’ base salaries, but not bonuses, as shown in the Summary Compensation Table, are covered under the Salaried Retirement Plan and the Officers Supplementary Retirement Plan. The named executives have the following years of credited service and final average compensation as of December 31, 2002.

Named	Years of Credited		Final Average
Executive	Service		Compensation

John F. Kelly	26.3	(2)	$514,523
William S. Ayer	7.3		338,754
George D. Bagley(1)	9.1	(2)	253,136
Gregg A. Saretsky	4.8		229,709
Bradley D. Tilden	11.8		176,887

(1)	When Mr. Bagley transferred from Alaska Airlines to Horizon Air in October 1995, he was 100% vested under the Salaried Retirement Plan. Horizon Air does not have a similar plan, but will supplement his benefits to ensure that his retirement benefit will be equivalent to what he would have received had he continued with Alaska Airlines.

(2)	Reflects combined service at Alaska Airlines and Horizon Air since becoming eligible for the Salaried Retirement Plan.

Officers Supplementary Retirement Plan

In addition to the benefits described above, under the Officers Supplementary Retirement Plan (“Supplementary Plan”), elected officers of Alaska Air Group and Alaska Airlines and Horizon Air’s Chief Executive Officer can receive retirement benefits, provided they have met service requirements. The Supplementary Plan is a nonqualified, unfunded, noncontributory defined-benefit plan. Normal retirement benefits are payable once the officer reaches age 60 and are based on years of service as an elected officer. Annual benefits are calculated on a straight life annuity basis. Under the version of the Supplementary Plan applicable to officers elected prior to August 8, 1995 (including Mr. Kelly and Mr. Bagley), benefits can be up to 50% of a

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participant’s final average compensation, offset by Social Security benefits. In addition, those participants are eligible to receive retirement benefits in excess of the IRS limitations applicable to the Salaried Retirement Plan. Under the version of the Supplementary Plan applicable to officers elected on or after August 8, 1995 (including Messrs. Ayer, Saretsky and Tilden), benefits can range from 50% to 75% of a participant’s final average earnings, offset by Social Security benefits and by benefits from Company-sponsored qualified retirement plans accrued after the officer becomes a participant in the Supplementary Plan. Those participants are not eligible for benefits in excess of the IRS limitations. Benefits under both versions of the Supplementary Plan are subject to vesting schedules that are dependent on the officer’s length of service.

CHANGE-IN-CONTROL ARRANGEMENTS

Agreements are in place at Alaska Airlines and Horizon Air to provide severance pay to all executive officers and certain other key employees in the event they are terminated within 24 to 36 months after a change in control of the Company. Depending on the employee’s position, the formula provides for payments of up to 24 or 36 months’ salary plus bonus, as well as commensurate service credit under the Salaried Retirement Plan and the Supplementary Plan, as applicable, in keeping with the time elapsed between a takeover and termination. Because of these and other variables to be determined at the time of distribution, the value of this benefit cannot be determined at this time.

Some Company benefit plans provide for accelerated vesting in the case of a change in control. Under the Supplementary Plan applicable to officers elected prior to August 8, 1995, after a change in control, benefits become vested at the rate of 10% per year of a participant’s service as an elected officer. Under the Supplementary Plan applicable to officers elected on or after August 8, 1995, benefits become fully vested upon a change in control. The benefit after a change in control is equal to 10% of final average earnings for each year of service as an elected officer up to and including the fifth year. For officers having five or more years of service as an elected officer, the benefit amount ranges from 50% to 75% of final average earnings, depending on length of service. Under all versions of the Supplementary Plan, the benefit remains subject to applicable offsets.

The Supplementary Plan provides that, after a change in control, benefits will not be forfeited if an individual is terminated (other than for dishonesty or criminal acts) or is later employed by a competitor. The value of this provision to the named executives cannot be determined at this time as the amount depends on a number of variables to be determined at the time of any change in control.

Upon a change in control of the Company, outstanding options under the Company’s equity plans become fully exercisable unless the Board of Directors determines otherwise.

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EQUITY COMPENSATION PLAN INFORMATION

The table below provides information, as of the end of the most recently completed fiscal year, concerning securities authorized for issuance under equity compensation plans.

	(a)	(b)	(c)

Number of Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued Upon	Weighted Average	under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(excluding Securities
	Options, Warrants	Options, Warrants	Reflected in Column
Plan Category	and Rights	and Rights	(a))

Equity compensation plans approved by security holders	2,043,337	31.57	981,650
Equity compensation plans not approved by security holders	1,208,975	31.76	11,547 *
Total	3,252,312	31.64	993,197

*	Shares remaining available for issuance under the Nonemployee Director Stock Plan, described below.

The shares to be issued under plans not approved by stockholders relate to the Company’s 1997 Long-Term Incentive Equity Plan and Nonemployee Director Stock Plan. These plans were adopted by the Board of Directors in 1997 and did not require stockholder approval because no grants to executive officers were allowed under the plans.

1997 Long-Term Incentive Equity Plan (the “1997 Plan”)

The 1997 Plan terminated on November 3, 2002 and no further awards may be made. Awards granted before that date remain outstanding in accordance with their terms. Under the 1997 Plan, awards could be made to any employee of the Company who was not a director or officer subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended. Awards could be made in the form of stock options, SARs or stock awards. The 1997 Plan is administered by the Compensation Committee of the Board of Directors.

Nonemployee Director Stock Plan (the “Directors’ Plan”)

An aggregate of up to 25,000 shares of common stock was authorized for issuance under the Directors’ Plan. It remains in effect until all shares have been purchased or acquired or until terminated by the Board.

Each member of the Board of Directors of the Company who is not employed by the Company or its subsidiary is an eligible director. Each year on the first business day following that year’s annual meeting of stockholders, a portion of an eligible director’s annual retainer for services as a director for the coming year is paid in shares of common stock having a total value of $5,000.

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In addition, each eligible director may elect to reduce his or her annual cash retainer and to receive instead a number of shares of common stock equal in value to the amount of the reduction on the same date the stock payment described above is made.

Directors have the right to vote and receive dividends on shares that have been issued under the Directors’ Plan. The shares are not forfeited when participants leave the Board or otherwise become ineligible to continue in the Directors’ Plan.

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PROPOSAL 2.  AMEND THE CERTIFICATE OF INCORPORATION TO ELIMINATE THE SPECIAL SUPER-MAJORITY VOTING REQUIREMENT

This proposal is sponsored by the Board of Directors.

The Company’s 2000 Proxy Statement included a stockholder proposal recommending that the Board take the steps necessary to implement simple-majority voting on all issues submitted to its stockholders. That proposal was approved by the holders of 65.7% of the stock present at the meeting, or 48% of the shares outstanding. In view of these results, the Board committed to examine the issue of super-majority voting in greater detail. As a consequence of that review, in 2001 the Board proposed an amendment to the Company’s Certificate of Incorporation to delete Article 10. That Article provides that if one stockholder controls more than 15% of the voting power of the Company, the favorable vote of at least 80% of the outstanding shares is necessary to authorize mergers and certain other major transactions.

At the 2001 Annual Meeting, that proposal received the votes of the holders of 73.1% of the shares outstanding. However, the proposal needed the votes of the holders of at least 80% of the shares outstanding in order to be approved, so it did not pass. The Board is proposing the amendment again for consideration at the 2003 Annual Meeting.

Article 10 currently reads as follows:

Special Voting. If this corporation has a “controlling stockholder,” the affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock shall be required for this corporation to (a) consolidate with, or merge with any other corporation, (b) convey to any corporation or other person or otherwise dispose of all or substantially all of its assets, or (c) dispose of by any means all or substantially all of the stock or assets of any major subsidiary. For purposes of this Article, a controlling stockholder is a person who, including associates of such person, is the beneficial owner of more than 15% of the voting power of this corporation. This voting requirement shall not be applicable if 80% of the disinterested members (not representing or being associated with the controlling stockholder) of this corporation’s full Board of Directors have voted in favor of the proposed consolidation, merger, conveyance, or disposition. If there is a controlling stockholder, this Article 10 can be amended only by the affirmative vote of 80% of the voting power of this corporation. Any determination made by the Board of Directors, on the basis of information at the time available to it, as to whether any person is an associate of a controlling stockholder, shall be conclusive and binding for all purposes of this Article 10.

The Board of Directors, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of this corporation, (b) merge or consolidate this corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of this corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of this corporation and its stockholders, give due consideration to all relevant factors, including, without limitation, the social and economic effects on the employees, customers and other constituents of this corporation.

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Article 10 was designed to curb abusive takeover attempts. It was adopted in 1985, prior to the enactment of Section 203 of the Delaware General Corporation Law (“Section 203”), a statutory provision also designed to curb abusive takeovers of Delaware corporations.

The Board believes that elimination of Article 10 will not adversely affect the Company or its stockholders, because the Company will continue to be protected under Section 203.

Section 203 of the Delaware General Corporation Law

Like Article 10, Section 203 addresses the problem of abusive takeover attempts by preventing certain business combinations of a corporation with “interested stockholders.” Section 203 defines an “interested stockholder” as any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (a) is the owner of 15% or more of the outstanding voting stock of the corporation, or (b) is an affiliate or associate of the corporation and was an owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date a determination is sought on whether such person is an interested stockholder.

Section 203 prevents business combinations with interested stockholders within three years after such stockholders become interested unless (a) the business combination is approved by the board of directors before the person becomes an interested stockholder; (b) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder; or (c) the business combination is approved by the corporation’s board of directors and by the holders of at least 66-2/3% of the corporation’s outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Section 203 is intended to have a deterrent effect on the ability or desire of third persons to acquire a substantial block of a corporation’s voting stock and to attempt to gain control of the corporation without negotiating directly with its board.

Classified Board of Directors

In addition to the protection of Section 203, the Company has a “classified” or “staggered” Board of Directors. While there are additional reasons for preferring a classified board, as discussed in the Board’s Response to Proposal 5, below, it may also encourage a bidder to negotiate a fair price in the event of a hostile takeover bid.

Under the Company’s Certificate of Incorporation, as approved by the stockholders, the Board is divided into three classes with directors elected to serve three-year terms. Approximately one-third of the directors stand for election each year. With a classified board of directors, at least two annual stockholder meetings will be required to effect a change in control of the Board, thus giving the incumbent directors the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of stockholders and weigh alternative methods of maximizing stockholder value for all stockholders.

These protections are not designed or intended to prevent an unsolicited, non-abusive offer to acquire the Company at a fair price. Potential acquirers will be encouraged by these protections

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to negotiate directly with the Board. In the Board’s view, these protections will provide the Board adequate flexibility in any negotiations and will enhance the Board’s ability to negotiate the highest possible bid from a potential acquirer.

Generally speaking, takeover attempts that have not been negotiated by the Board can seriously disrupt business, distract management, and cause great expense. Such attempts may take place at inopportune times and may involve terms which are less favorable to all the stockholders than would be available in a transaction negotiated and approved by the Board. On the other hand, Board-approved transactions can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the corporation and all of its stockholders with due consideration given to such matters as recognition or postponement of gain or loss for tax purposes, the management and business of the acquiring corporation or controlling stockholder, and the maximum strategic deployment of the Company’s assets.

Vote Required for Adoption

This Proposal 2 will be adopted only if 80 percent of the shares outstanding are voted for the proposal. This percentage is required by Section 242(b)(4) of the Delaware General Corporation Law, which reads as follows:

Whenever the certificate of incorporation shall require for action by the board of directors, by the holders of any class or series of shares or by the holders of any other securities having voting power the vote of a greater number or proportion than is required by any section of this title, the provision of the certificate of incorporation requiring such greater vote shall not be altered, amended or repealed except by such greater vote.

In the absence of a provision requiring “the vote of a greater number or proportion,” Section 216(2) of the Delaware General Corporation Law provides

In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at a meeting and entitled to vote on the subject matter shall be the act of the stockholders ...

The Board believes that this proposal is in the best interests of the stockholders and represents a good faith effort to be responsive to the wishes of its stockholders, as expressed by the voting results of previous annual meetings.

If stockholders approve the proposal, the Board will cause a Certificate of Amendment of the Certificate of Incorporation to be filed with the Secretary of the State of Delaware as soon as practicable after such approval is final.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR PROPOSAL 2.

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PROPOSAL 3.  STOCKHOLDER PROPOSAL ON SIMPLE-MAJORITY VOTE

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, who has beneficial ownership of 200 shares of the Company’s stock, has advised the Company that he intends to present the following resolution at the annual meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below.

Stockholder Resolution
Adopt the Simple-Majority Vote Topic which Shareholders Approved by 96% to 4% — a 92% Margin

Alaska Air shareholders recommend that our company take the steps necessary to implement a simple-majority vote policy. This policy has key elements of Alaska Air’s proposal that won 96% shareholder support and includes:

•	Application to all issues submitted to shareholder vote to the fullest extent possible.

•	A policy of the greatest flexibility to implement the spirit and the letter of this topic to the fullest extent possible and as soon as possible.

•	Any future simple/super-majority proposal be put to shareholder vote – as a separate ballot item.

•	Our directors announce their commitment to make their best effort to implement this policy within 30-days of this annual meeting, with the resources available to our directors, and then meet this commitment.

•	Thus our company is to make its best effort to obtain the high number of votes needed from all the shares in existence.

Proponent’s Supporting Statement
An overwhelming 96% of the yes-no shareholder vote

This topic won an overwhelming 96% of the yes-no shareholder vote at our company in 2001. I believe our directors can make a better effort to encourage more shareholders to vote in order to adopt this proposal topic.

A start to improve the governance profile of our company

I believe that when more than one item can be improved – that starting with at least one improvement should receive increased attention. Specifically, at Alaska Air there are current practices that institutional investors believe could be improved such as allowing:

•	Limited shareholder right to amend our company’s bylaws.

•	Limited shareholder right to amend our company’s charter.

•	A simple-majority vote to approve a merger.

Source for the above Alaska Air practices: Annual Meeting Report, Alaska Air Group, IRRC, April 2001

Influential institutional investors supporting this topic include:

1)	Teachers Insurance and Annuity Association College Retirement Equities Fund (TIAA-CREF). Source: TIAA-CREF Policy Statement on Corporate Governance

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2)	California Public Employees Retirement System (CalPERS) Source: CalPERS U.S. Corporate Governance Principles.

ADOPT SIMPLE-MAJORITY VOTE
This topic won 96% of the yes-no shareholder vote in 2001
YES ON 3

Board of Directors’ Response

The Board of Directors recommends a vote AGAINST this proposal as presented for the following reasons.

The Board is sponsoring Proposal 2, which would have a binding effect. The Board is again proposing the amendment of the Certificate of Incorporation to remove the only super-majority vote provision it contains. Proposal 2 is a binding proposal that if approved will take effect a few days after the annual meeting, when the amendment is filed with the State of Delaware. Proposal 3 is only a recommendation.

We believe Proposal 3 is unclear. It does not say whether the simple majority should be measured by the shares present and entitled to vote at the meeting, the votes actually cast on an issue at the meeting, or the shares outstanding. If the proposal intends that all matters be passed upon approval by a simple majority of the shares outstanding, this would make passage more difficult than it currently is for most issues that come before the stockholders. If, on the other hand, the proposal means that every proposal would be passed if it received a majority of the votes present and entitled to vote, the proposal would be in violation of Delaware law, which requires that certain issues be decided based on a majority of the shares outstanding. Given this lack of certainty as to the meaning of Proposal 3, it would be difficult for the Board to determine what action to take if it passed.

We believe Proposal 3 is inconsistent with Delaware law. Delaware law provides protections for all stockholders by requiring the affirmative vote of at least a majority of the shares outstanding and entitled to vote (contrasted with a majority of the shares present and entitled to vote at a meeting) for certain fundamental corporate actions, such as amending the certificate of incorporation, approving certain mergers, selling substantially all the Company’s assets or dissolving the corporation.

Delaware law also contains several specific super-majority vote requirements for certain business combinations involving “interested stockholders.” These “super-majority” provisions, like those contained in the governance documents of many public corporations and many corporate statutes, are designed to provide protection for all stockholders against self-interested actions by one or a few large stockholders. These provisions are not intended to, and do not, preclude unsolicited, non-abusive offers to acquire the Company at a fair price. They are designed, instead, to encourage any potential acquirer to negotiate directly with the Board. This Board believes that this is desirable because it is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of all stockholders and to protect stockholders against abusive tactics during a takeover process.

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We believe Proposal 3 is misleading. The sponsor of Proposal 3 submitted a proposal recommending simple-majority vote to the Company for the first time in 2000. That proposal was approved by the holders of a majority of the shares present and entitled to vote at the 2000 Annual Meeting. In response, the Board of Directors sponsored a proposal that appeared in the Company’s 2001 Proxy Statement. That proposal, like this year’s Proposal 2, would have amended the Company’s Certificate of Incorporation to delete the 80% super-majority vote requirement contained in Article 10.

Proposal 3 refers to its “topic” winning 96% of the yes-no stockholder vote in 2001. The Board believes this to be misleading because the proposal that won 96% support at the 2001 Annual Meeting was the Board’s proposal (identical to this year’s Proposal 2), not the proposal on simple-majority vote that was submitted by the proponent of this year’s Proposal 3.

The Board of Directors’ proposal would have been approved if at least 80% of the total shares outstanding as of the record date for the 2001 Annual Meeting had voted in favor of the proposal. Under Delaware law, the 80% voting requirement cannot be removed from the Certificate of Incorporation without the approval of at least 80% of all the shares outstanding. Although 96% of the shares present at the 2001 Annual Meeting were voted for approval, that constituted only 73% of the total shares outstanding.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST PROPOSAL 3.

PROPOSAL 4.  STOCKHOLDER PROPOSAL ON SELLING THE COMPANY

Steve Nieman, 15240 N.E. 181st Loop, Brush Prairie, Washington 98606, who has beneficial ownership of 750 shares of the Company’s stock, has advised the Company that he intends to present the following resolution at the annual meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below.

Stockholder Resolution
Maximize Value Resolution

Resolve that the shareholders of Alaska Air Group (“AAG”) urge the Board of Directors to arrange the prompt sale of AAG to the highest bidder.

Proponent’s Supporting Statement

The purpose of this Maximize Value Resolution is to give all AAG shareholders the opportunity to send a message to AAG’s Board of Directors that they support the prompt sale of AAG to the highest bidder.

I believe a strong, and/or a majority vote by the shareholders would indicate to the Board of Directors the displeasure felt by the shareholders of the shareholder return over many years, and

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the drastic action that should be taken. Even if it is approved by the AAG shares represented and entitled to vote at the annual meeting this Maximize Value Resolution will not be binding on the AAG Board of Directors. The proponent however, believes that if this resolution receives substantial support from the shareholders, the Board of Directors may choose to carry out the request set forth in the resolution.

The prompt auction of AAG should be accomplished by any appropriate process the Board of Directors chooses to adopt, which could include a sale to the highest bidder whether in cash, stock, or a combination of both. However, I believe that the highest bid will include the meaningful, substantial, direct, fair and equal participation of all employees of AAG, as AAG employees own, if not the largest, then certainly one of the largest blocks of AAG stock outside of institutional ownership.(1)

I further believe that if the resolution is adopted, the management and the Board of Directors will interpret such adoption as a message from AAG shareholders that it is no longer acceptable for the Board of Directors to continue with its current management plan and strategies.

Maximize Value Resolution—Vote YES on 4

(1)	WSJ.com Key Facts on Jan. 10, 2003 stated that the AAG Inc. is 81.02% owned by Institutions. The AAG’s 2002 Annual Stockholders Meeting Proxy Statement page 6 states that 1,374,626 shares (5.2%) are allocated for employees to the AAG 401(k) trust.

Board of Directors’ Response

The Board of Directors unanimously recommends a vote AGAINST this proposal.

The Board believes that the proposal would not be in the best interests of stockholders, and contrary to the title of the proposal, would not “maximize value” to the stockholders. It believes that approval of a hasty sale to the highest bidder would cause increased uncertainty regarding the Company’s future, which would undermine confidence in the Company and adversely affect its relationships with employees, customers and vendors. Such results would have an adverse impact on the Company’s ability to compete effectively in the short and long run, leading to a decline in stockholder value.

This proposal was submitted by an employee of Horizon Air who is the founder and president of the Horizon/Alaska Customer/Employees Co-Ownership Association, Inc. That organization, referred to as “HACECA,” has stated its goal to be “raising money to promote the advantages of an employee and customer buyout of Horizon and Alaska Airlines.” It appears to the Board that HACECA is acting in its own interest and not that of all the stockholders.

The Board believes that a process designed to result in a quick sale to the highest bidder would put the Board in the worst possible bargaining position and restrict the Board’s ability to examine all strategic alternatives. At times, especially under current difficult economic conditions, a company’s market value can be significantly different from its intrinsic or long-term value. These conditions require that the development, selection and implementation of the best strategic alternatives be done with great care to avoid jeopardizing stockholders’ long-term interests.

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The Board continually monitors the Company’s business and strategies, as well as developments in the business environment in which the Company operates. This puts the Board in the best and most informed position to consider all the options that may be available to the Company.

The Board recognizes the preeminence of its fiduciary duties to the stockholders and believes this proposal would compromise the ability of the Board to fulfill those duties. The Board of Directors is elected by the stockholders to direct the management of the business and affairs of the Company. Increasing stockholder value is considered by the Board to be an important component of that duty and is a consideration in all deliberations of the Board and management.

Calling for sale of the Company should not be undertaken lightly as a means to “send a message” of dissatisfaction with the market price of its stock. The Board is concerned about the effect putting the Company up for sale would have on its employees and ultimately on its ability to preserve and enhance long-term stockholder value.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST PROPOSAL 4.

PROPOSAL 5.  STOCKHOLDER PROPOSAL ON ANNUAL ELECTION OF EACH DIRECTOR

William M. Richner, 14019 N.W. Eighth Avenue, Vancouver, WA 98685, who has beneficial ownership of 2912 shares of the Company’s stock, has advised the Company that he intends to present the following resolution at the annual meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below.

Stockholder Resolution
Elect Each Director Annually

Shareholders recommend that each director be elected annually. This proposal recommends that our company’s governing documents be amended accordingly. This includes the bylaws.

Proponent’s Supporting Statement
Strong Institutional Investor Support

Twenty-five (25) proposals on this topic won an overall 63% approval rate at major companies in 2002.(1) Annual election of each director is a key policy of the Council of Institutional Investors.(2) Institutional investors own 79% of the stock in our company.(3)

Harvard Report

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A 2001 Harvard Business School study found that good corporate governance practices, such as annual election of each director, were significantly related to company value. This study, conducted with the University of Pennsylvania’s Wharton School, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999.(4)

Some investors believe that a company with good governance will perform better over time, leading to a higher stock price. Other investors see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company. (“Investors Will Pay for Good Governance,” Directors & Boards, Fall 2001.)

Serious about good governance

In a time of crises, a vigorous board can help minimize damage. When the recent bubble from the buoyant stock market burst, suddenly the importance of good corporate governance became crystal clear.(5) I believe that the collapse of Enron and the corporate disasters that followed motivated many companies to get serious about good governance. This has included electing each director annually.

A look back at Business Week’s inaugural ranking of the best and worst boards in 1996 tells the story. (This ranking did not include AAG.) For the three years after the list appeared, the stocks of companies with the best boards outperformed those with the worst boards by two to one.(5) Increasingly, institutional investors are flocking to stocks of companies perceived as being well governed and punishing stocks of companies seen as lax in oversight.(5)

Elect Each Director Annually – YES on No. 5.

(1)	“IRRC tally shows record support for shareholder proposals in 2002,” IRRC June 14, 2002 press release.

(2)	Http://www.cii.org/corp_governance.asp.

(3)	Http://biz.yahoo.com/p/a/alk.html.

(4)	“Corporate Governance and Equity Prices” published July, 2001, authored by Paul A. Gompers, Harvard Business School, and Joy L. Ishii, Dept. of Economics, Harvard University, and Andrew Metrick, Dept. of Finance, The Wharton School, University of Pennsylvania.

(5)	Business Week in “The Best & Worst Boards” cover-page report, October 7, 2002.

Board of Directors’ Response

The Board of Directors unanimously recommends a vote AGAINST this proposal.

The Board has considered the proposal and continues to believe that it is in the best interests of the Company and its stockholders to maintain the present system of electing directors.

As provided by the Company’s Certificate of Incorporation, the Board of Directors is divided into three classes of approximately the same size. Each class serves a term of three years, with one class standing for election each year. This is commonly called a “classified” board.

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The Board of Directors believes it is in the best interest of the Company and our stockholders to maintain a high level of experience and continuity within the Board. Each member needs an in-depth understanding of our business, future plans and strategic position. The classified structure of the Board is designed to ensure that directors have the opportunity to develop this level of experience. After each election, at least two-thirds of the Board have had one year or more of experience as a director of the Company. The structure also serves to prevent abrupt changes in corporate policy based on short-term objectives. The Board believes that a long-term focus maximizes stockholder value.

The Board believes that electing directors to three-year terms also protects the independence of non-management directors by insulating them against pressure from management or special interest groups who might have an agenda contrary to the long-term interests of all stockholders.

A classified board structure enhances that board’s ability to negotiate the best results for stockholders in the event of a hostile takeover attempt. It encourages a person seeking to gain control to negotiate with the board because at least two annual stockholders meetings generally are required to effect a change in control of the board. This gives the incumbent directors the time and leverage necessary to evaluate the adequacy and fairness of a takeover proposal, negotiate on behalf of stockholders and weigh alternative methods of maximizing stockholder value for all stockholders. Historically, stockholders have received higher takeover premiums when potential acquirers have been forced to negotiate a fair deal with the board of directors.

The proposal would have you believe that the only way to ensure director independence and accountability is to declassify the board of directors. Yet the Harvard study the proposal cites did not show this. The study concerned the relationship between a hypothetical governance index and company value. The practice of annual election of directors by a company was just one of 24 factors that made up the governance index, and it is impossible to associate one factor with the index as a whole. The authors made no claim that the governance practices caused better performance.

We are not aware of any reason to believe that classified boards are less accountable to stockholders than non-classified boards. All directors have the same fiduciary duties to their companies and stockholders, regardless of the length of their term of office. Contrary to the proposal’s implication, Enron Corporation does not have a classified board. It elects each director annually and has done so for many years, as shown by its proxy statements. Is Enron the example the Company should follow?

We are very much in favor of good corporate governance and continually examine our practices in light of the changing environment. However, it is not clear that the same practices are best for every company. One size does not necessarily fit all. Votes by stockholders at other companies are not the best basis for decisions by the stockholders of Alaska Air Group.

Approval of this proposal would require the affirmative vote of a majority of the shares of stock present in person or by proxy and entitled to vote at the annual meeting. However, such approval would not automatically repeal the Board of Directors classification provisions found in the Certificate of Incorporation. It would serve as a recommendation to the Board. Amending the

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Certificate of Incorporation to eliminate classification would require approval by the Board, and, in a separate vote, by the holders of at least a majority of the outstanding shares of stock, which is a higher threshold than the approval needed for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST PROPOSAL 5.

PROPOSAL 6. STOCKHOLDER PROPOSAL ON STOCKHOLDER RIGHTS PLANS

William Davidge, 51459 Em Watts Road, Scappoose, Oregon 97056, who has beneficial ownership of 1475 shares of the Company’s stock, has advised the Company that he intends to present the following resolution at the annual meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below.

Stockholder Resolution
Shareholder Vote Regarding Poison Pills

This is to recommend that our Board of Directors redeem any poison pill previously issued and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

Proponent’s Supporting Statement
Harvard Report

A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company had a poison pill) was positively and significantly related to company value.(1) This study, conducted with the University of Pennsylvania’s Wharton School, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999.(2)

Some investors believe that a company with good governance will perform better over time, leading to a higher stock price. Other investors see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company.(3)

Council of Institutional Investors Recommendation

The Council of Institutional Investors, an organization of 120 pension funds investing $1.5 trillion, called for shareholder approval of poison pills.(4) In recent years, various companies have redeemed existing poison pills or sought shareholder approval for their poison pill. This includes

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Columbia/HCA, McDermott International and Airborne, Inc.(5) While the AAG Board has removed the company’s poison pill, it has not empowered shareholders to vote on this key issue.

I believe that our company should follow suit.

Shareholder vote regarding poison pills – Vote YES on No. 6.

(1)	“Corporate Governance and Equity Prices” published July 2001, authored by Paul A. Gompers, Harvard Business School, and Joy L. Ishii, Dept. of Economics, Harvard University, and Andrew Metrick, Dept. of Finance, The Wharton School, University of Pennsylvania.

(2)	Companies that engage in such pro-management provisions such as poison pills, super-majority votes, golden parachutes and classified boards averaged annual shareholder returns that were 8.5% less than shareholder-friendly firms, according to a survey of 1,500 companies authored by Wharton School of Business Finance Professor Andrew Metrick and Harvard University’s Paul Gompers and Joy Ishii. The survey deducted points for every company by-law that worked against shareholder value. Those companies that most empowered shareholders – Hewlett Packard, IBM, Wal-Mart, DuPont, Southern Company, and Berkshire Hathaway – outperformed the S&P 500 by 3.5% from 1990-1999. More pro-management companies – GTE, Waste Management, Time Warner, Kmart and United Telecommunications – trailed the S&P 500 by 5% from 1990-1999 – Financial Times November 9, 2001 as reported by The Corporate Library News Briefs, Oct31-Nov13, 2001 Vol. 3, No. 31.

(3)	“Investors Will Pay for Good Governance,” Directors & Boards, Fall 2001.

(4)	Http://www.cii.org/corp_governance.asp.

(5)	Airborne, Inc. press release “Airborne Announces Revised Corporate Governance Policies” Feb. 15, 2002.

Board of Directors’ Response

The Board of Directors unanimously recommends a vote AGAINST this proposal, for the following reasons.

This proposal is unnecessary, as the Company does not have a shareholder rights plan. The Board of Directors terminated the former rights plan (sometimes called a “poison pill”) effective April 15, 2002, and is not contemplating the adoption of another plan.

The ability to adopt a rights plan is an important tool for protecting the interests of stockholders. A poison pill is a measure adopted to defend against a potential hostile takeover. It frequently takes the form of a plan authorizing the issuance of shares to stockholders with the right to be bought out by the corporation at a substantial premium upon the occurrence of a stated triggering event. That mechanism is intended to force the potential acquirer to negotiate with the board of the target company. Circumstances could arise in the future in which adoption of such a plan would be an important tool for protecting the interests of stockholders. If stockholder approval were required prior to the adoption of a plan, it could impede the ability of the Board to use such a plan for the benefit of stockholders.

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Rights plans are not contrary to the interests of stockholders. In upholding the legal validity of shareholder rights plans (in Revlon v. MacAndrews & Forbes Holdings), the Delaware Supreme Court made it clear that a board of directors is required to act in accordance with its fiduciary duties of loyalty and care in adopting and maintaining a rights plan. As a result, rights plans neither prevent unsolicited proposals from being made nor prevent companies from being acquired at fair prices.

Studies have confirmed the economic benefits of rights plans to stockholders. A 1997 study by Georgeson & Company Inc., a nationally recognized proxy solicitation and investor relations firm, found that

•	Premiums paid to acquire companies with rights plans averaged eight percentage points higher than premiums paid for target companies without rights plans.

•	A rights plan did not reduce the likelihood that a company would become a takeover target. The takeover rate was similar for companies with and without rights plans.

Weyerhaeuser received a proposal similar to this one in 2002. In its response in the proxy statement, Weyerhaeuser referred to its own acquisition of Willamette, stating as follows:

Willamette’s rights plan, combined with its classified board structure, resulted in a substantial increase in our bid over what we initially offered Willamette shareholders, which Willamette shareholders likely consider in their best interest.”

The Board believes that its ability to adopt a rights plan serves the best interests of the stockholders. In recommending a vote against this proposal, the Board has not decided that a rights plan should be adopted by the Company. The recommendation is based on the directors’ belief that it would be unwise to curtail their ability to adopt a plan if it were in the best interests of the stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST PROPOSAL 6.

PROPOSAL 7.  STOCKHOLDER PROPOSAL ON AN INDEPENDENT BOARD CHAIRMAN

John Furqueron, 708 N.W. Fifth Avenue, Battle Ground, Washington 98604, who has beneficial ownership of 1072 shares of the Company’s stock, has advised the Company that he intends to present the following resolution at the annual meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below.

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Stockholder Resolution
Independent Board Chairman

I believe that our Board of Directors should amend our bylaws to require a strictly independent director, who is not the current or earlier CEO of our company, to serve as Chairman of our Board of Directors as soon as this can be implemented.

Proponent’s Supporting Statement

The primary purpose of the Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including the CEO, in my view. I believe that a separation of the roles of Chairman and CEO will promote greater management accountability to shareholders at our company.

A corporate governance expert(1) has questioned how one person, serving as both Chairman and CEO, can effectively monitor and evaluate his or her own performance. I believe the current combination of chairman and CEO roles is a conflict of interest because one of the chairman’s main functions is to monitor the CEO.

“I know this really makes me popular with Corporate America, but I think every public company should separate the job of chairman, should have a nonexecutive chairman for the board. I’ve seen it work well in many other countries. At the least, companies should have a strong lead director, but that’s not an adequate substitute for a nonexecutive chairman,” said Paul Volcker, former Chairman, Federal Reserve.(2)

Two-thirds of directors favor splitting the roles of chairman and CEO.

I believe an independent Chairman will strengthen the Board’s integrity and improve its oversight of management.

To ensure a check and balance oversight of our long-term investment:

Independent Board Chairman – Vote YES on No. 7

(1)	“The only way that you can have a good joint chairman and CEO is to have a perfectly schizophrenic person,” said Robert A.G. Monks, founder of Institutional Shareholder Services and The Corporate Library. (In a speech to the Henley Management College in October 2002.)

(2)	Business Week, 14th June, 2002.

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Board of Directors’ Response

The Board of Directors unanimously recommends a vote AGAINST this proposal.

The Board believes that this proposal is unnecessary and is not in the best interests of stockholders. The Board has created a Governance and Nominating Committee, which is developing Corporate Governance Guidelines. The charter of the Governance and Nominating Committee (attached as Appendix C to this proxy statement) requires that all members of the Committee be independent directors as defined by the independence requirements of the NYSE and applicable law. The charter of the Governance and Nominating Committee also provides that the chairman of the Committee shall serve as Lead Director and shall preside over meetings of non-management directors conducted pursuant to the Corporate Governance Guidelines. The Board has for some time held executive sessions of non-management directors, and its current practice is to do so at least quarterly. The Lead Director is also responsible for leading the non-management directors’ annual evaluation of the Chief Executive Officer.

Furthermore, the Compensation Committee of the Board is responsible for setting the compensation of the Chief Executive Officer and other elected officers. The Compensation Committee charter (attached as Appendix B to this proxy statement) also provides that all of the Committee’s members shall meet the independence requirements of the NYSE and applicable law.

The Chairman of the Company does not evaluate his own performance as CEO or determine his own compensation. Therefore, the Board does not believe there is any conflict of interest in one person serving as Chairman and CEO of the Company.

The Board is well aware of the importance of an independent board of directors. It believes that its current composition and structure provide appropriate oversight of management.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST PROPOSAL 7.

PROPOSAL 8.   STOCKHOLDER PROPOSAL ON EXPENSING STOCK OPTIONS

Terry K. Dayton, 10510 East Sixth Avenue, Spokane, Washington 99206, who has beneficial ownership of 786 shares of the Company’s stock, has advised the Company that he intends to present the following resolution at the annual meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below.

Stockholder Resolution
Expense Stock Options

Shareholders request that our Board of Directors establish a policy of expensing the costs of all future stock options issued in the Company’s annual income statement.

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Proponent’s Supporting Statement

Most companies report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect our company’s operating earnings.

Stock options are an important part of our company’s executive compensation. Options have replaced salary bonuses as the most significant part of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and encourage corporate strategies that promote short-term stock price rather than long-term value.

A recent report issued by Standard & Poor’s indicated that expensing stock options would have lowered operating earnings at companies by as much as ten percent. “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” said Federal Reserve Board Chairman Alan Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options Is a Bandwagon Worth Joining,” Aug. 16, 2002.

Many companies have responded to investors’ concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent firms as Coca-Cola, Washington Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. We believe our company should do so as well.

Expense Stock Options – VOTE YES ON NO. 8

Board of Directors’ Response

The Board of Directors unanimously recommends a vote AGAINST this proposal.

The Board believes that options are a useful incentive to employees and align their interests in the Company with those of other stockholders. It also believes that the Company’s use of stock option grants has always been modest and appropriate.

Current accounting rules give companies a choice of methods for accounting for employee stock options. They can use the “intrinsic value method” prescribed by Accounting Principles Board Opinion No. 25 or the “fair value method” prescribed by Financial Accounting Standards No. 123 (“SFAS No. 123”). Those rules also require that if the intrinsic value method is used, the potential impact of the fair value method must be disclosed in the footnotes to the financial statements. Alaska Air Group uses the intrinsic value method and is in full compliance with these rules. As shown in Note 1 of the Notes to our Consolidated Financial Statements, use of the fair value method of accounting and the Black-Scholes model in 2002 would have had a negative impact of $.23 on earnings per share.

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The “intrinsic value” of a stock option is the amount by which the quoted market price of the stock exceeds the exercise price of the option on the date of grant. Historically, the Company’s option awards have had zero intrinsic value on the date of grant because the exercise price is set to be equal to the market price of the stock on that date. The options are not vested on the date of grant; generally, they vest in 25% increments on each anniversary of the date of grant. The Board believes the intrinsic value method provides an accurate picture of the value of stock options on the date of grant.

Under SFAS No. 123, “fair value” is determined using an option-pricing model that takes into account multiple factors in estimating value. However, it does not prescribe a uniform or conventional methodology for computing fair value, and the provisions related to fair value calculation are subject to interpretation. The Black-Scholes model, which is widely used, looks at a number of factors, including the current stock price, the exercise price, expected volatility, expected dividend yield, expected term, and risk-free interest rate during the expected term. However, it was not meant to measure the cost to the issuer of employee stock options. It was developed to predict the potential value of publicly-traded options, which do not have the same vesting periods or other restrictions as employee stock options.

A recent Internet article put it as follows:

Accounting experts also think the Black-Scholes model leaves something to be desired. ‘Black-Scholes is a measure of value, not of cost,’ suggests Sibson Consulting’s Jones. ‘It predicts what an option might be worth versus what it costs the company. Research has shown it not to be a good predictor of actual stock option outcomes and it was never intended to be that.’ Jones cites a study conducted by Sibson Consulting showing that the Black-Scholes model predicted the actual gains in stock prices only 5 percent of the time in looking at S&P 500 companies over a 20-year period. (“Options Brouhaha,” IR on the Net, January 2003, at www.ironthenet.com.)

The New York Times has reported that William Donaldson, the new Chairman of the SEC, also has doubts on this subject. On March 14, 2003, it reported the following on his appearance before Congress the previous day:

At the hearing, and in a brief meeting with reporters, Mr. Donaldson also expounded on policy issues for the first time as the agency’s chairman. He said, for instance, that he thought companies needed to account for stock options granted to executives, though he questioned whether recording them as expenses was the most accurate way of reflecting their cost. He said that before making a final decision he would await rules being planned by the Financial Accounting Standards Board.

The Board believes it best at this time to retain the current accounting policy with respect to stock options and await developments on whether, and if so how, to expense stock options.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST PROPOSAL 8.

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PROPOSAL 9.  STOCKHOLDER PROPOSAL ON REPORTING EMPLOYEE STOCK OWNERSHIP

Anson Robinson, 1304 S.E. 195th Avenue, Camas, Washington 98607, who has beneficial ownership of 1811 shares of the Company’s stock, has advised the Company that he intends to present the following resolution at the annual meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below.

Stockholder Resolution

A NEW INFORMATIONAL TOOL TO BETTER UNDERSTAND AND ESTABLISH EXTENT OF WORKER-OWNERSHIP WHILE PROTECTING PRIVACY
Resolve that shareholders of Alaska Air Group, Inc. (“our company”) request the Board of Directors determine to the best of its ability the percentage of all stock owned by our employees, and report in detail the categories and totals as employee ownership changes.

Proponent’s Supporting Statement

Current law requires shareholders who own five percent or more of a company’s stock to identify themselves. Today, institutions own more than 79% of our company.(1) Thus, in our view, when compared to that owned by individual shareholders, the percentage owned by our individual worker-owners becomes significant. We believe it represents decisions made by investors with a unique perspective on our company.

This proposal requests ownership information about rank and file and junior management similar to that currently reported on board members and senior executives. However, this report may exclude data of those whose investments are more related to grants and options.

Outside of their 401(k) retirement plans, the employees of our company can own stock in various ways. We believe shareholders would benefit from help in understanding the range, magnitude and types of worker-ownership. This report would also serve to inform the worker-owners of the size and importance of their investment in our company, and could preserve privacy by using THIRD PARTY SURVEYS.

The 2002 Sarbanes-Oxley Act allows greater flexibility of our worker-owners to sell their shares in 401(k) plans. Reported quarterly, we believe this informational tool could provide the number of worker-owners who would be eligible to sell 401(k) shares. In our view, as responsible owners of our company, we need to understand patterns of employee ownership better.

We believe shareholders need an informational tool which can provide greater understanding of worker-owner confidence in our company as a viable investment, especially when using after tax dollars. We think that worker-owners have an understanding of our company from a unique perspective compared to ordinary investors. We believe our employees increase or decrease their percentage of ownership as rational investors responding to what they perceive the future of our company to be.

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Our industry has seen major companies fail. United Airlines’ employees owned a majority of its stock.(2) In our view, United workers were powerless to control their ownership structure, and these worker-owners’ input was relegated to only wage and work rules issues.

We will probably never know if United employee shareholders had earlier liquidated their United holdings in other stock plans.

We believe this proposed tool may increase the potential for success of our company.

In summary:

•	Provide shareholders an informational tool that may reveal the confidence of worker-owners in our company.

•	It should include data on all types of worker-ownership.

•	Do not include stock of senior executives, board members or others based on grants or options.

•	Privacy can and must be protected.

We believe this informational tool could assist in decisions to buy, sell or hold stock in our company.

VOTE YES ON NO. 9

(1)	Http://biz.yahoo.com/p/a/alk.html.

(2)	WSJ.com, Jan. 13, 2002.

Board of Directors’ Response

The Board of Directors recommends a vote AGAINST this proposal for the following reasons.

Confidentiality Rules Prevent the Company from Knowing How Much Stock its Employees Own. The Company already reports in its annual proxy statement the number of shares held in the 401(k) plans it provides for the benefit of its employees. See page 8. However, the Company does not know how many shares its employees hold in all other accounts.

A U.S. company whose stock is publicly traded cannot know the identities of most of its stockholders, because most stock is held in brokerage accounts, which are confidential. Only the owners of those accounts and their brokers know what stock and other securities are held in those accounts. The issuers of the securities, such as Alaska Air Group, do not know who owns those securities and therefore can’t identify what percentage is owned by employees.

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Forty years ago, all stockholders were listed on the stock register of the issuer, which shows the names, addresses, and number of shares held in each stockholder account. This is no longer the case. Less than 2% of Alaska Air Group’s stock is held by stockholders whose names appear on the stock register, who are called “stockholders of record.”

Those who hold their stock in brokerage accounts (and many whose stock is held for them by bank trustees) are not listed on the stock register. They are called “beneficial owners.” Brokers and banks generally deposit the shares they hold for beneficial owners in a depository that was created to reduce the physical movement of stock certificates and speed up settlement of trades. All the securities in the depository are registered in the name “Cede & Co.” on the stock registers of the issuing companies. On Alaska Air Group’s register, Cede & Co. is currently shown as the holder of more than 98% of the total shares of stock outstanding. The Company can obtain from Cede the names of the brokers and banks who hold the shares included in Cede’s total, but it cannot obtain the names of the clients of the brokers and banks, the beneficial owners, who are the real owners of the stock.*

As the issuers of stock do not have the names and addresses of those beneficial owners of their stock, they can’t send communications to them directly. The brokers and banks are responsible for sending proxy materials to their clients who are beneficial owners. Most of the brokers and banks have outsourced the work to ADP, a proxy agent. Each issuer delivers sufficient quantities of its proxy materials to ADP, which sends them to the beneficial owners with a “vote instruction form” that serves the same purpose as the issuer’s proxy card. However, the voting instruction forms are returned to ADP, not to the issuer, and ADP reports the aggregated votes to the tabulator of votes for the meeting.

This proposal calls for “ownership information about rank and file and junior management similar to that currently reported on board members and senior executives.” This reveals a misunderstanding by the proponent. The Company can report the number of shares of its stock held by its directors and executive officers only because directors and executive officers are required to report such information to the Company. Similarly, the SEC’s rules require the Company to report in its annual meeting proxy statement any person who is known to it to be the beneficial owner of more than five percent of its voting securities. (See the table on page 23.) However, the primary obligation to report such ownership is not on the Company, but on the person who acquires such ownership. The beneficial owner must report such ownership to the SEC and send a copy of the report to the Company.

*	Rules 14b-1 and 14b-2 under the Securities Exchange Act of 1934 provide a procedure by which an issuer may learn from banks, brokers and other nominees the identities of their clients who are consenting or non-objecting beneficial owners (“NOBOs”) of the issuer’s securities. The nominees must provide the names, addresses and number of shares held by NOBOs upon request from the issuer. However, an issuer must pay for that information and the list is good only as of a specified date. This proposal asks for quarterly information, which would require the Company to purchase lists of NOBOs quarterly at a cost of thousands of dollars. The issuer can never obtain such information as to beneficial owners who have objected to such disclosure (who are called objecting beneficial owners or “OBOs”).

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As a result of the system for holding securities in the U.S., the only way for an issuer to know how much of its stock is owned by its employees (other than its senior executives) is to ask them and obtain honest and accurate answers. While the proposal states that the Company could use third party surveys, the Company cannot compel employees to respond to surveys. It does not believe that even if it went to the considerable expense of employing an agent to send surveys to its 15,000 employees every quarter, it would receive enough responses to yield useful information. The Board does not believe that many employees would reveal their share ownership to the Company or an agent of the Company, even with assurances of confidentiality. Employees, like other investors, are concerned about their privacy, and the Company respects that concern.

The Company cannot identify all, or even most, of the holders of its stock. Therefore, it cannot report the percentage of its stock held by specified employees. Any conclusion based on the severely limited information available to the Company would be misleading. The expense involved in going through such an exercise on a quarterly basis would not be justified.

We Believe That Those Behind this Proposal Have Special Interests. The proponent is an employee of Horizon Air, a wholly owned subsidiary of AAG. The Company understands that he is also an associate of Steve Nieman, founder and president of the Horizon/Alaska Customer/Employees Co-Ownership Association, Inc. That organization, referred to as “HACECA,” has stated its goal to be “raising money to promote the advantages of an employee and customer buyout of Horizon and Alaska Airlines.”

Mr. Nieman is the sponsor of Proposal 4, which asks the Board to “arrange for the prompt sale of AAG to the highest bidder.” The information sought by this Proposal 9 could obviously be useful to those interested in buying the Company.

We believe Proposal 9 promotes the interests of certain employees of the Company and members of HACECA that are not shared by other stockholders. It appears that they want the Company to spend its money to gather and report information on employee ownership which they believe will help them to accomplish their goals.

The employees who want this information are free to send surveys to other employees and compile any information they receive in response. Those who share their goals may be willing to reveal to fellow employees information that is otherwise confidential. The Board of Directors does not consider it appropriate for the Company to be involved in that effort or for the Company’s funds to be used for such a purpose.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST PROPOSAL 9.

OTHER MATTERS TO COME BEFORE THE MEETING

Other than the election of directors, the proposal to amend the Certificate of Incorporation, and the stockholder proposals included in this proxy statement, we are not aware of any matters to be properly presented for a vote at the annual meeting. If other matters are properly presented at the meeting, or any adjournment or postponement of the meeting, Mr. John F. Kelly and Mr. Keith Loveless will vote the shares for which they hold proxies in accordance with their best judgment on such matters.

Opposing Solicitation

Mr. Steve Nieman has filed a preliminary proxy statement with the SEC stating his intention to solicit proxies for the annual meeting. Mr. Nieman, Mr. Richard D. Foley and Robert C. Osborne, MD are seeking election to the Company’s Board of Directors as an alternate slate, and Mr. Nieman’s preliminary proxy statement says that he will solicit proxies for their election.

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The Company is providing the following information pursuant to regulations of the SEC concerning opposing solicitations.

Participants in the Solicitation — Directors

Under the regulations, each member of the Board of Directors may be deemed to be a “Participant” in the Company’s solicitation of proxies in connection with the annual meeting. Set forth below are the name and principal occupation of each member of the Board (three of whom are also nominees), and the name, principal business and address of any corporation or other organization in which that director’s occupation or employment is carried on. For additional information concerning each of the directors (other than Mrs. Fate and Mr. Kelly, who are retiring from the Board), see “Nominees for Election” and “Continuing Directors” in this proxy statement.

Name and Principal Occupation	Business Address	Principal Business of Employer

John F. Kelly Chairman & CEO	Alaska Air Group, Inc. P. O. Box 68947 Seattle, WA 98168	Air transportation

William S. Ayer President Alaska Air Group, Inc. Chairman, President & CEO, Alaska Airlines, Inc.	P.O. Box 68900 Seattle, WA 98168	Air transportation

Phyllis J. Campbell Chair, Community Board	US Bank of Washington 1420 Fifth Avenue, Suite 1300 Seattle, WA 98101	Banking

Ronald F. Cosgrave Executive Manager	ANP, LLC P. O. Box 98805 Des Moines, WA 98198	Investments

Mary Jane Fate General Manager	P. O. Box 71111 Fairbanks, Alaska 99707	Family dental practice

Mark R. Hamilton President	University of Alaska 202 Butrovich Bldg. 910 Yukon Drive Fairbanks, AK 99775	Education

Bruce R. Kennedy Chairman Emeritus	Alaska Air Group 19550 International Blvd., Suite 204 Seattle, WA 98188	Air transportation

Jessie J. Knight, Jr. President & CEO	San Diego Regional Chamber of Commerce 402 W. Broadway, Suite 1000 San Diego, CA 92101	Economic development

R. Marc Langland Chairman, President & CEO	Northrim Bank P.O. Box 241489 Anchorage, AK 99524	Banking

Byron I. Mallot President	First Alaskans Foundation 606 “E” Street, #200 Anchorage, AK 99501	Development of Alaska Native peoples and their communities

John V. Rindlaub CEO, Pacific Northwest Region	Wells Fargo Bank 999 Third Avenue, Suite 4700 Seattle, WA 98104	Banking

J. Kenneth Thompson President	Pacific Rim Leadership Development 3601 ‘C’ Street, Suite 1400 Anchorage, AK 99503	Executive consulting

Richard A. Wien Chairman & CEO	Florcraft, Inc. 1991 Fox Avenue Fairbanks, AK 99701	Retail flooring

Other Participants

The following employees of the Company may also be deemed to be Participants. The principal business address of each is that of the Company, P.O. Box 68947, Seattle, WA 98168.

Shannon K. Alberts
Director/Corporate Affairs and Assistant Corporate Secretary

Keith Loveless
Vice President/Legal and Corporate Affairs, General Counsel and Corporate Secretary of Alaska Air Group and Alaska Airlines, Inc.

Bradley D. Tilden
Executive Vice President/Finance and Chief Financial Officer of Alaska Air Group and Alaska Airlines, Inc.

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Information Regarding Ownership of the Company’s Securities by Participants

The number of shares of common stock held by each director and Mr. Tilden at April 4, 2003, is set forth in the “Security Ownership of Certain Beneficial Owners and Management” section of this proxy statement.

At April 4, 2003, Mr. Loveless and Ms. Alberts owned 76,292 and 4,141 shares, respectively, of which 74,500 and 3,400 shares, respectively, were shares that may be acquired by exercise of employee stock options exercisable on or before June 13, 2003.

Information Regarding Transactions in the Company’s Stock by Participants

The following table sets forth all transactions that may be deemed purchases or sales of the Company’s common stock by the Participants since January 1, 2001.

		Number of Shares of
		Common Stock
		Purchased or
Name	Date	(sold/exchanged)	Footnote

Shannon K. Alberts	1/1/01 - 12/31/01	90	(1)
	12/6/01	(157)	(6)
	1/1/02 - 12/31/02	108	(1)
	11/29/02	19	(4)
	2/28/03	27	(4)
William S. Ayer	1/1/01 - 12/31/01	155	(1)
	8/21/01	2,000	(3)
	8/21/01	(2,000)	(6)
	1/1/02 - 12/31/02	172	(1)
Phyllis J. Campbell	1/30/02	62	(8)
	2/22/02	1,000	(5)
	5/30/02	170	(8)
Ronald F. Cosgrave	5/16/01	321	(8)
	5/30/02	340	(8)
May Jane Fate	5/16/01	366	(8)
	5/30/02	424	(8)
Mark R. Hamilton	5/16/01	183	(8)
	5/30/02	170	(8)
John F. Kelly	1/1/01 - 12/31/01	129	(1)
	2/15/02	(851)	(2)
	3/15/02	7000	(3)
	3/15/02	(7000)	(6)
	3/18/02	6000	(3)
	3/18/02	(6000)	(6)
	11/29/02	561	(4)
	1/1/02 - 12/31/02	215	(1)
	2/28/03	785	(4)
Bruce R. Kennedy	5/16/01	183	(8)
	8/23/01	5,895	(7)
	5/30/02	170	(8)
Jessie J. Knight, Jr.	12/2/02	121	(8)
R. Marc Langland	5/16/01	458	(8)
	5/30/02	374	(8)
Keith Loveless	1/1/01 - 12/31/01	170	(1)
	1/31/01	500	(3)
	1/31/01	(500)	(6)
	1/31/01	4,950	(3)
	1/31/01	(4,950)	(6)
	1/1/02 - 12/31/02	177	(1)
Byron I. Mallott	5/16/01	220	(8)
	5/30/02	297	(8)
John V. Rindlaub	5/16/01	366	(8)
	9/20/01	100	(5)
	5/30/02	238	(8)
J. Kenneth Thompson	5/16/01	733	(8)
	5/30/02	678	(8)
Bradley D. Tilden	1/1/01 - 12/31/01	237	(1)
	1/31/01	3,225	(3)
	1/31/01	(3,225)	(6)
	10/19/01	500	(5)
	1/1/02 - 12/31/02	219	(1)
Richard A. Wien	2/22/01	850	(5)
	5/16/01	183	(8)
	5/30/02	170	(8)

5 8

(1)	Investment in 401(k) plan.

(2)	Transfer within 401(k) plan.

(3)	Shares acquired upon exercise of employee stock option.

(4)	Purchase through Employee Stock Purchase Plan.

(5)	Open market purchase.

(6)	Open market sale.

(7)	Gift.

(8)	Director fees paid in stock.

Understandings with Respect to Securities of the Company

The nonemployee directors receive 25% of their annual retainers for service as directors in the form of shares of common stock and may elect to receive additional shares in lieu of all or portion of their annual cash retainers. See “Equity Compensation Plan Information” in this proxy statement.

The following Participants have employee stock options for the indicated number of shares of common stock: Ms. Alberts, 4,500; Mr. Ayer, 425,000; Mr. Kelly, 547,950; Mr. Loveless, 72,400; and Mr. Tilden, 107,025. See the “Aggregated Option Exercises in 2002 and Year-End Option Values” table in this proxy statement for additional information.

Except as described in this proxy statement, no Participant has any arrangement or understanding with any person with respect to any securities of the Company.

Understandings with Respect to Future Employment by the Company

Messrs. Ayer, Kelly, Loveless and Tilden have agreements with Company under which they would receive severance pay for up to 36 months in the event that they were terminated within 36 months after a change in control of the Company. See “Change-in-Control Arrangements” in this proxy statement. Mr. Kelly has announced his intention to retire at the conclusion of the annual meeting on May 20, 2003.

Costs of Solicitation

The engagement of Georgeson as proxy solicitor is described under “Annual Meeting Information,” above. Expenses related to the solicitation of proxies for this meeting in excess of those normally spent for an annual meeting are not expected to exceed approximately $25,000, of which $10,000 has been incurred to date.

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SUBMISSION OF PROPOSALS FOR NEXT ANNUAL MEETING

The Company expects to hold it next annual meeting on or about May 18, 2004. If you wish to submit a proposal for inclusion in the proxy materials for that meeting, you must send the proposal to the Corporate Secretary at the address below. The proposal must be received at the Company’s executive offices no later than December 16, 2003 to be considered for inclusion. Among other requirements set forth in the SEC’s proxy rules and the Company’s bylaws, you must have continuously held at least $2,000 in market value or 1% of the Company’s outstanding stock for at least one year by the date of submitting the proposal, and you must continue to own such stock through the date of the meeting.

If you intend to nominate candidates for election as directors or present a proposal at the meeting without including it in the Company’s proxy materials, you must provide notice of such proposal to the Company no later than February 12, 2004. The Company’s bylaws outline procedures for giving the required notice. If you would like a copy of the procedures contained in our bylaws, please contact:

Corporate Secretary
Alaska Air Group, Inc.
P. O. Box 68947
Seattle, WA 98168

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APPENDIX A

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF ALASKA AIR GROUP, INC.

As Amended January 22, 2003

1.	Purpose. There shall be a committee of the Board of Directors to be known as the Audit Committee. The purpose of the Audit Committee is to assist the Board of Directors of Alaska Air Group, Inc. (the “Company”) in overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company, including (a) the integrity of the Company’s financial statements and the reliability of the Company’s financial information reported to the public, (b) the Company’s compliance with legal and regulatory requirements, (c) the qualifications and independence of the Company’s independent accountants, (d) the performance and adequacy of the Company’s internal controls and internal audit function and of the independent accountants, and (e) such other matters as may be assigned by the Board of Directors.

While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.

2.	Composition. The Audit Committee shall be appointed by the Board of Directors and shall have at least three members. All members of the Audit Committee shall meet the independence, financial literacy and experience requirements of the New York Stock Exchange, as the same may be amended or supplemented from time to time, and of the Securities and Exchange Commission (the “SEC”) pursuant to regulations promulgated by the SEC under The Sarbanes-Oxley Act of 2002 (the “Sarbanes Act”) or otherwise, as the same may be amended or supplemented from time to time. The Company must disclose in its periodic reports required by Section 13(a) of the Securities Exchange Act of 1934 (the “Act”) whether or not it has at least one member who is a “financial expert,” as defined by the SEC pursuant to the Sarbanes Act and whether such expert is “independent” as defined in Section 10A(m)(3) of the Act, and if not, why not.

3.	Matters Pertaining to Independent Accountants. The Audit Committee shall be solely responsible for the appointment, compensation and oversight of the work of the Company’s independent accountants (including resolution of disagreements between management and the independent accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and, where appropriate, terminate and replace such firm. Such independent accountants shall report directly to and be ultimately accountable to the Audit Committee.

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The Audit Committee shall:

(a)	Review the terms of the engagement of the independent accountants, including the scope of their audit, proposed fees and personnel qualifications.

(b)	Obtain and review from the independent accountants at least annually a formal written statement regarding:

(1) the independent accountants’ internal quality-control procedures;

(2) any material issues raised by the most recent internal quality control review, or peer review, of the independent accountants, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent accountants, and any steps taken to deal with any such issues; and

(3) all relationships between the independent accountants and the Company.

(c)	Actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants, and recommend that the Board of Directors take appropriate action to satisfy itself of such independence.

(d)	Pre-approve all auditing services and all non-auditing services to be performed by the independent accountants. The independent accountants shall not be retained to perform the non-audit functions prohibited by Section 10A(g) of the Act. Such pre-approval can be given as part of the Company’s Audit Committee’s approval of the scope of the engagement of the independent accountants or on an individual basis. The approved non-auditing services must be disclosed in the Company’s periodic public reports required by Section 13(a) of the Act and the fees paid by the Company for such non-auditing services must be disclosed in the Company’s annual proxy statement pursuant to Item 9(e) of Regulation 14A promulgated under the Act. The pre-approval of non-auditing services can be delegated by the Audit Committee to one or more of its members, but the decision must be presented to the full Audit Committee at the next scheduled meeting.

(e)	Establish clear hiring policies for employees and former employees of the independent accountants.

(f)	Review the Company’s annual audited financial statements and quarterly financial statements with management and the independent accountants (including the Company’s disclosure under Management’s Discussion and Analysis of Financial Condition and Results of Operations). The Chair of the Audit Committee may represent the entire Audit Committee for purposes of the review of quarterly statements.

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	(g)	Receive and review required communications from the independent accountants, including: (a) any items required to be communicated by the independent accountants in accordance with AICPA Statement of Auditing Standards (“SAS”) 61, and (b) timely reports regarding the following matters in connection with any audits performed by the Company’s independent accountants:

(1) all critical accounting policies and practices to be used;

(2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountant; and

(3) other material written communications between the independent accountant and the Company’s management, such as any management letter or schedule of unadjusted differences.

4.	Matters Pertaining to the Internal Auditor. The Audit Committee shall:

	(a)	Review with the internal auditor planned internal audit activities and the results of internal audit activities.

	(b)	Review and approve any changes to the internal audit charter in accordance with generally accepted practices and standards relating to the practice of internal auditing.

5.	Matters Pertaining to Filings with Government Agencies. The Audit Committee shall:

	(a)	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement to shareholders.

6.	Controls. The Audit Committee shall:

	(a)	Review with management the Company’s major financial risk exposure and the adequacy and effectiveness of the Company’s associated internal controls.

	(b)	Review the Company’s procedures with respect to appropriateness of significant accounting policies and adequacy of financial controls.

	(c)	Discuss generally with management earnings releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Audit Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

	(d)	Develop, monitor and reassess from time to time a Corporate Compliance Program, including a Code of Conduct and Ethics for officers, employees and directors, and

6 3

make decisions with respect to any requested changes to or waivers of such program and codes for directors or officers.

(1) In connection with such Corporate Compliance Program, establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters.

	(e)	Obtain and review from the Company’s Chief Executive Officer, Chief Financial Officer and members of its Disclosure Committee at least quarterly a formal written statement disclosing

(1) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weakness in internal controls; and

(2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

7.	Other. The Audit Committee shall:

	(a)	Review and reassess the adequacy of its charter and the performance of the Audit Committee annually and recommend any proposed changes to the Board of Directors for approval, and publish the charter as required by applicable law.

	(b)	Regularly report to the Board of Directors on the Audit Committee’s activities and make appropriate recommendations.

6 4

APPENDIX B

CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
OF ALASKA AIR GROUP, INC.

As Adopted February 12, 2002

1.	Purpose, Policies and Objectives. The purpose of the Compensation Committee (the “Committee”) is to discharge the responsibilities of the Board of Directors (the “Board”) of Alaska Air Group, Inc. (the “Company”) relating to compensation of elected and non-elected officers of the Company and its wholly owned subsidiaries, Alaska Airlines, Inc. and Horizon Air Industries, Inc. (the “Subsidiaries”), to produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations and to take such other actions within the scope of this charter as the Committee deems necessary or appropriate.

The Company’s policy is to pay competitive compensation. The objectives of the Company’s executive compensation policies are: (1) to attract and retain highly qualified executives, (2) to motivate executives to provide excellent leadership and achieve Company goals, (3) to link the interests of executives and stockholders by tying a large portion of total compensation to Company profitability and stock value and (4) to reward outstanding performance.

2.	Membership. The Committee will be composed of two or more directors. All members of the Committee will be independent directors (as determined by the Board) under the independence requirements of the New York Stock Exchange and who qualify as nonemployee directors under Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and outside directors under Internal Revenue Code Section 162(m) and applicable law. The members of the Committee will be appointed by and serve at the discretion of the Board. The Chairperson of the Committee will be appointed by and serve at the discretion of the Board.

3.	Specific Responsibilities and Duties. The Board delegates to the Committee the express authority to do the following, to the fullest extent permitted by applicable law and the Company’s Certificate of Incorporation and Bylaws:

(a)	Executive Compensation. Set, review and approve compensation of the elected and non-elected officers of the Company and the Subsidiaries, which includes base salary, a cash incentive plan tied to annual financial and operational performance, equity-based awards and retirement benefits, as more specifically set forth below:

(i)	CEO Compensation. Establish a process for reviewing and approving corporate goals relevant to CEO compensation and for evaluating the CEO’s performance in light of these goals.

6 5

(ii)	Salaries. Set salary of CEO. Review and approve the salaries of elected officers of the Company and the Subsidiaries. Review and consult with senior management on salaries of non-elected officers of the Company and the Subsidiaries.

(iii)	Performance-Based Pay Plan. Set annual goals under the Company’s Performance-Based Pay Plan and any successor plan (“PBP”) and otherwise review and administer the PBP. Consider and make recommendations to the Board with respect to any modification to the PBP.

(iv)	Equity-Based Awards.

(a)	Administer and review the Company’s equity-based incentive plans. Consider and make recommendations to the Board with respect to any modification of such plans.

(b)	Grant awards under the Company’s equity-based incentive plans, including awards designed to be exempt under Internal Revenue Code Section 162(m), to elected and non-elected officers of the Company and the Subsidiaries as well as to certain other key management employees of the Company and the Subsidiaries, as determined by the Committee from time to time.

(c)	Have the power and authority under the Company’s equity-based incentive plans, including but not limited to the Company’s 1999 Long-Term Incentive Plan, to delegate to the CEO of the Company the Committee’s authority to grant non-qualified equity-based awards (including but not limited to stock options, SARs and stock awards) under such plans to employees at the Managing Director level and below of the Company and the Subsidiaries, subject to the limitations and restrictions determined by the Committee from time to time as required under law.

(v)	Officers Supplementary Retirement Plan. Administer and review the Officers Supplementary Retirement Plan of Alaska Airlines, Inc. (including the forms of such plan applicable to different officers of Alaska Airlines) and any successor plan (the “OSRP”). Consider and make recommendations to the Board with respect to any modification of the OSRP.

(vi)	Other Compensation and Plans. Consider and make recommendations to the Board with respect to other executive compensation issues of the Company and the Subsidiaries, including but not limited to, the adoption or modification of any long or short-term incentive plans and equity-based plans, as the Committee deems appropriate.

6 6

(b)	Employment, Change-in-Control and Severance Agreements. Approve the terms of any employment, or severance agreements between the Company (or any Subsidiary) and any current or future elected officers of the Company (or any Subsidiary), which shall be executed and delivered by the CEO on behalf of the Company and the Subsidiaries (as applicable). Approve the form of any change-in-control agreements between the Company (or any Subsidiary) and any elected or non-elected officer of the Company (or any Subsidiary).

(c)	Retirement Plans. Recommend to the Board for Board action, all Internal Revenue Service tax-qualified retirement plans and all plan amendments that are non-administrative in nature; fulfill ERISA fiduciary and non-fiduciary functions by (a) periodically monitoring fiduciary functions that have been delegated to the Pension/Benefits Administrative Committee of Alaska Air Group, Alaska Airlines and Horizon Air Industries and the Pension/Benefits Investment Fund Committee and (b) approving and recommending to the Board for Board action:

(i)	the appointment of members of the Pension/Benefits Administrative Committee and the Pension/Benefits Investment Fund Committee and the chair of each committee;

(ii)	the designation of the trustee and the execution of trust agreements for any such plan or plans;

(iii)	the termination, merger or consolidation of any such plan or plans; and

(iv)	the extension of plan participation to employees of affiliates or subsidiaries.

(d)	Leadership Development

(i)	Ensure that a framework, process and policies are in place for CEO and executive management succession, including standards for assessment of individual development activities and progress.

(ii)	Periodically review CEO and management development and succession plans.

(e)	Annual Report. Produce an annual report on executive compensation for inclusion in the Company’s proxy statement.

(f)	Review and Publication of Charter. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. Publish the Charter as required by the rules and regulations of applicable law and New York Stock Exchange requirements and as otherwise deemed advisable by the Committee.

(g)	Annual Review. Annually review the Committee’s own performance.

6 7

	(h)	Other Actions. Take such other actions as may be requested or required by the Board from time to time.

	(i)	Recommendations. Make recommendations and report to the Board and other Board committees with respect to the compensation policy of the Company and the Subsidiaries for elected and non-elected officers or any of the foregoing matters.

4.	Meetings. The Committee will meet with such frequency, and at such times as its Chairperson, or a majority of the Committee, determines. A special meeting of the Committee may be called by the Chairperson and will be called promptly upon the request of any two Committee members. The agenda of each meeting will be prepared by the Chairperson and circulated to each member. Unless the Committee or the Board adopts other procedures, the provisions of the Company’s Bylaws applicable to meetings of Board committees will govern meetings of the Committee.

5.	Minutes. Minutes of each meeting will be kept with the regular corporate records.

6.	Reliance; Experts; Cooperation.

	(a)	Retention of Advisors and Compensation Consultants. The Committee has the power, in its discretion, to retain at the Company’s expense such advisors and experts as it deems necessary or appropriate to carry out its duties. The Board delegates to the Committee the express authority to decide whether to retain a compensation consultant to assist in the evaluation of compensation pursuant to this Charter. If the Committee decides in its discretion to retain such a firm, the Board delegates to the Committee the sole authority to retain and terminate any such firm and to approve the firm’s fees and other retention terms.

	(b)	Reliance Permitted. In carrying out its duties, the Committee will act in reliance on management, independent public accountants, internal auditors and outside advisors and experts, as it deems necessary or appropriate.

	(c)	Investigations. The Committee has the authority to conduct any investigation it deems necessary or appropriate to fulfilling its duties.

	(d)	Required Participation of Employees. The Committee shall have unrestricted access to the Company’s and the Subsidiaries’ independent public accountants, internal auditors, internal and outside counsel, and anyone else in the Company and the Subsidiaries, and may require any officer or employee of the Company or the Subsidiaries or the Company’s outside counsel or independent public accountants to attend a meeting of the Committee or to meet with any members of, or consultants or advisors to, the Committee.

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APPENDIX C

CHARTER OF THE GOVERNANCE AND NOMINATING COMMITTEE
OF THE BOARD OF DIRECTORS
OF ALASKA AIR GROUP, INC.

As Adopted February 12, 2003

1.	Purpose. The Committee is appointed by the Board of Directors (the “Board”) to (a) assist the Board in identifying individuals qualified to become Board members and Board committee members; (b) make recommendation to the Board of director nominees at each annual meeting of stockholders; (c) make recommendations for the Board committee appointments; (d) develop and recommend to the Board corporate governance principles applicable to the Company; and (e) take such other actions within the scope of this Charter as the Committee deems necessary or appropriate.

2.	Membership. The Committee will be composed of three or more directors. All members of the Committee will be independent directors (as determined by the Board) under the independence requirements of the New York Stock Exchange and applicable law. The members of the Committee will be appointed by and serve at the discretion of the Board.

3.	Committee Chairman. The Chairman of the Governance and Nominating Committee shall be as appointed by the Board from time to time. The Chairman shall preside over meetings of the Committee. The Chairman shall also serve as Lead Director with respect to non-management board member duties. The Lead Director’s responsibilities shall be (a) to preside over periodic meetings of non-management directors conducted pursuant to the Corporate Governance Guidelines; (b) to lead the non-management directors’ annual evaluation of the Chief Executive Officer; and (c) such other duties as described in the Corporate Governance Guidelines.

4.	Specific Responsibilities and Duties. The Board delegates to the Committee responsibility to review and make recommendations to the Board as to:

(a)	Board Composition. Evaluate the size and composition of the Board, develop criteria for Board membership, and evaluate the independence of existing and prospective directors.

(b)	Candidates. Seek and evaluate qualified individuals to become directors.

(c)	Committees. Evaluate the nature, structure and composition of other Board committees.

(d)	Governance Guidelines. Develop, monitor and reassess from time to time the Corporate Governance Guidelines of the Company.

6 9

(e)	Annual Review. Take such steps as the Committee deems necessary or appropriate with respect to assessments of the performance of the Board, each other Board committee, and itself, annually.

(f)	Review Charter. Review and reassess the adequacy of this Charter annually.

(g)	Other Actions. Take such other actions as may be requested or required by the Board from time to time.

(h)	Reports. Report to the Board and other Board committees with respect to any of the foregoing matters.

5.	Search Firm. The Board delegates to the Committee the express authority to decide whether to retain a search firm to assist the Committee in identifying, screening and attracting director candidates. If the Committee decides in its discretion to retain such a firm, the Board delegates to the Committee the sole authority to retain and terminate any such firm and to approve the search firm’s fees and other retention terms.

6.	Meetings. The Committee will meet with such frequency, and at such times, as its Chairperson, or a majority of the Committee, determines. A special meeting of the Committee may be called by the Chairperson and will be called promptly upon the request of any two Committee members. The agenda of each meeting will be prepared at the direction of the Chairperson and circulated to each member prior to the meeting date. Unless the Committee or the Board adopts other procedures, the provisions of the Company’s Bylaws applicable to meetings of Board committees will govern meetings of the Committee.

7.	Minutes. Minutes of each meeting will be kept. The Committee will report to the Board regularly or whenever requested to do so by the Board.

8.	Subcommittees. The Committee has the power to appoint subcommittees, but no subcommittee will have any final decision-making authority on behalf of the Board.

9.	Reliance; Experts; Cooperation.

(a)	Retention of Counsel and Advisors. The Committee has the power, in its discretion, to retain at the Company’s expense such counsel, advisors and experts as it deems necessary or appropriate to carry out its duties.

(b)	Reliance Permitted. The Committee will act in reliance on management, the Company’s independent public accountants, internal auditors, and advisors and experts, as it deems necessary or appropriate to enable it to carry out its duties.

(c)	Investigations. The Committee has the power, in its discretion, to conduct any investigation it deems necessary or appropriate to enable it to carry out its duties.

7 0

(d)	Required Participation of Employees. The Committee shall have unrestricted access to the Company’s employees, independent public accountants, internal auditors, and internal and outside counsel, and may require any employee of the Company or representative of the Company’s outside counsel or independent public accountants to attend a meeting of the Committee or to meet with any members of the Committee or representative of the Committee’s counsel, advisors or experts.

7 1

PROXY

Solicited on Behalf of the Board of Directors

Annual Stockholders Meeting, May 20, 2003

I hereby appoint John F. Kelly and Keith Loveless each as my proxy, with power of substitution, and authorize them to represent and vote all the shares of common stock of Alaska Air Group, Inc. (the “Company”) that I may be entitled to vote at the 2003 Annual Meeting of Stockholders of the Company (the “Meeting”), as indicated on the reverse side of this card, and with discretionary authority as to any other matters that may properly come before the Meeting and any adjournment thereof.

I understand that if I do not indicate a choice on any of the proposals on the reverse side of this card, my shares will be voted on that proposal in accordance with the recommendations of the Board of Directors, which are as follows: FOR the Board’s nominees in Proposal 1, FOR Proposal 2, and AGAINST Proposals 3 through 9.

SEE REVERSE SIDE	IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE	SEE REVERSE SIDE

ALASKA AIR GROUP, INC. C/O EQUISERVE TRUST COMPANY, N.A. P.O. BOX 8694 EDISON, NY 08818-8694	2003 Annual Meeting of Stockholders Tuesday, May 20, 2003 – 2 p.m. Pacific Time The Museum of Flight in Seattle 9404 E. Marginal Way South Seattle, Washington

Internet and telephone voting will be available 24 hours each day until 11:59 p.m. Eastern Time, May 19, 2003. Your vote is important. Please vote immediately.

Voter Control Number

Vote-by-Internet [Computer Graphic]		OR	Vote-by-Telephone [Telephone Graphic]
1.	Log on to the Internet and go to http://www.eproxyvote.com/alk.		1.	Call toll-free 1-877-PRX-VOTE (I-877-779-8683)
2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

The Company has been advised by counsel that these Internet and telephone voting procedures comply with Delaware law.

If you vote over the Internet or by telephone, please do not mail your card.

If you are returning your proxy card by mail, detach the lower portion and return in the enclosed envelope to Alaska Air Group, Inc., c/o EquiServe Trust Company, N.A., Proxy Services, P.O. Box 8948, Edison, NJ 08818-8948

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

     ☒ Please mark votes as in this example.

When completed and signed, this proxy/voting instruction form will be voted as you have directed. If no direction is given, it will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposal 2, and AGAINST Proposals 3 through 9.

						FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1.	Election of Directors:			2.	Amendment of				5.	Stockholder proposal
	Nominees:				Certificate of					on annual election of
					Incorporation.	☐	☐	☐		all directors.	☐	☐	☐
	(01) Bruce R. Kennedy,			3.	Stockholder proposal				6.	Stockholder proposal
	(02) Jessie J. Knight, Jr.				on simple-majority					on stockholder rights
	(03) J. Kenneth Thompson				vote.	☐	☐	☐		plans.	☐	☐	☐
				4.	Stockholder proposal				7.	Stockholder proposal
	FOR	☐ ☐	WITHHELD		on selling the					on an independent Board
	ALL		FROM ALL		Company.	☐	☐	☐		chairman.	☐	☐	☐
	NOMINEES		NOMINEES						8.	Stockholder proposal
on expensing stock
										options.	☐	☐	☐
									9.	Stockholder proposal
☐										on reporting
employee stock
FOR all nominees, except as noted above.										ownership.	☐	☐	☐

Mark here for address change and note at left. ☐

Please sign exactly as your name appears to the left on
this card. Joint owners should each sign. If acting as attorney, executor, trustee or in another representative capacity, please sign name and title.

Signature (s)	Date	Signature (s)	Date

VOTING INSTRUCTION FORM	VOTING INSTRUCTION FORM

Solicited on Behalf of the Board of Directors

Annual Stockholders Meeting, May 20, 2003

I hereby instruct Putnam Fiduciary Trust Company, as Trustee of the Alaska Air Group, Inc. Alaskasaver Plan, the Alaska Airlines, Inc. Flight Attendant 401(k) Plan, and the Alaska Airlines, Inc. COPS, MRPS and Dispatch 401(k) Plan (collectively, the “Plans”), to vote as indicated on the reverse side of this card all shares of common stock of Alaska Air Group, Inc. (the “Company”) allocated to me in any of the Plans at the 2003 Annual Meeting of Stockholders of the Company and any adjournment thereof.

I understand that if I do not indicate a choice on any of the proposals on the reverse side of this card, my shares will be voted on that proposal in accordance with the recommendations of the Board of Directors, which are as follows: FOR the Board’s nominees in Proposal 1, FOR Proposal 2, and AGAINST Proposals 3 through 9.

SEE REVERSE SIDE	IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE.	SEE REVERSE SIDE

ALASKA AIR GROUP, INC. C/O EQUISERVE TRUST COMPANY, N.A. P.O. BOX 8694 EDISON, NY 08818-8694	2003 Annual Meeting of Stockholders Tuesday, May 20, 2003 – 2 p.m. Pacific Time The Museum of Flight in Seattle 9404 E. Marginal Way South Seattle, Washington

Your voting instructions cannot be followed by the Trustee unless they are received by
11:59 p.m. Eastern Time, May 15, 2003. Your vote is important. Please vote immediately.

Voter Control Number

Vote-by-Internet [Computer Graphic]		OR	Vote-by-Telephone [Telephone Graphic]
1.	Log on to the Internet and go to http://www.eproxyvote.com/alk.		1.	Call toll-free 1-877-PRX-VOTE (I-877-779-8683)
2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

The Company has been advised by counsel that these Internet and telephone voting procedures comply with Delaware law.

If you vote over the Internet or by telephone, please do not mail your card.

If you are returning your proxy card by mail, detach the lower portion and return in the enclosed envelope to Alaska Air Group, Inc., c/o EquiServe Trust Company, N.A., Proxy Services, P.O. Box 8948, Edison, NJ 08818-8948

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

     ☒ Please mark votes as in this example.

When completed and signed, this proxy/voting instruction form will be voted as you have directed. If no direction is given, it will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposal 2, and AGAINST Proposals 3 through 9.

						FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1.	Election of Directors:			2.	Amendment of				5.	Stockholder proposal
	Nominees:				Certificate of					on annual election of
					Incorporation.	☐	☐	☐		all directors.	☐	☐	☐
	(01) Bruce R. Kennedy,			3.	Stockholder proposal				6.	Stockholder proposal
	(02) Jessie J. Knight, Jr.				on simple-majority					on stockholder rights
	(03) J. Kenneth Thompson				vote.	☐	☐	☐		plans.	☐	☐	☐
				4.	Stockholder proposal				7.	Stockholder proposal
	FOR	☐ ☐	WITHHELD		on selling the					on an independent Board
	ALL		FROM ALL		Company.	☐	☐	☐		chairman.	☐	☐	☐
	NOMINEES		NOMINEES						8.	Stockholder proposal
on expensing stock
										options.	☐	☐	☐
									9.	Stockholder proposal
☐										on reporting
employee stock
FOR all nominees, except as noted above.										ownership.	☐	☐	☐

Mark here for address change and note at left. ☐

Please sign exactly as your name appears to the left on
this card. Joint owners should each sign. If acting as attorney, executor, trustee or in another representative capacity, please sign name and title.

Signature (s)	Date	Signature (s)	Date